UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

(Amendment No.     )

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Basic Energy Services, Inc.

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Basic Energy Services, Inc.

801 Cherry Street, Suite 2100

Fort Worth, Texas 76102

NOTICE OF THE 2014
ANNUAL MEETING OF STOCKHOLDERS

The 2014 Annual Meeting of Stockholders of Basic Energy Services, Inc. will be held on Wednesday, May 21,  2014, at 10:00 a.m. local time, at the Fort Worth Club, located at 306 W 7th Street, Fort Worth, Texas 76102,  for the following purposes:

 1. To elect three Class III directors to serve a three-year term;

2.  To approve, on a non-binding advisory basis, our named executive officer compensation;

3. To ratify the appointment of KPMG LLP as our independent auditor for fiscal year 2014; and

4. To transact such other business as may properly come before the meeting, or any adjournment of it.

Stockholders of record at the close of business on April 8, 2014 are entitled to vote at the meeting or any adjournment. A list of such stockholders will be available for examination by a stockholder for any purpose germane to the meeting during ordinary business hours at our offices at 801 Cherry Street, Suite 2100, Fort Worth, Texas 76102 during the ten days prior to the meeting. Stockholders holding at least a majority of the outstanding shares of our common stock are required to be present or represented by proxy at the meeting to constitute a quorum.

Please note that space limitations make it necessary to limit attendance at the meeting to stockholders, though each stockholder may be accompanied by one guest. Admission to the meeting will be on a first-come, first-served basis. Registration will begin at 9:30 a.m., and seating will begin at 9:45 a.m. Each stockholder may be asked to present valid picture identification, such as a driver’s license or passport. Stockholders holding stock in brokerage accounts must bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the meeting. You may obtain directions to the Fort Worth Club by calling ~~(~~817) 334-4100.

 Important Notice Regarding the Availability of Proxy Materials for the 2014 Annual Meeting of Stockholders to Be Held on May 21,  2014: This notice, the proxy statement for the 2014 Annual Meeting of the Stockholders and our annual report on Form 10-K for the fiscal year ended December 31, 2013 are available at www.proxydocs.com/BAS.

By Order of the Board of Directors,

Alan Krenek,
Secretary

Fort Worth, Texas
April 21,  2014

YOUR VOTE IS IMPORTANT

TO ASSURE YOUR REPRESENTATION AT THE MEETING, PLEASE SIGN, DATE AND RETURN YOUR PROXY AS PROMPTLY AS POSSIBLE. AN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES, IS ENCLOSED FOR THIS PURPOSE.

i

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
MAY 21,  2014

GENERAL

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors in connection with the 2014 Annual Meeting of Stockholders (the “2014 Annual Meeting”) of Basic Energy Services, Inc., a Delaware corporation (the “Company”), to be held at the Fort Worth Club , located at  306 W 7th Street, Fort Worth, Texas 76102, on Wednesday, May 21,  2014, at 10:00 a.m. local time. Stockholders of record at the close of business on April 8, 2014, are entitled to notice of, and to vote at, the meeting and at any postponement or adjournment thereof.

When a properly executed proxy is received prior to the meeting, the shares represented will be voted at the meeting in accordance with the directions noted on the proxy. A proxy may be revoked at any time before it is exercised by submitting a written revocation or a later-dated proxy to the Secretary of the Company at the mailing address provided below or by attending the meeting in person and so notifying the inspector of elections.

Management does not intend to present any business for a vote at the 2014 Annual Meeting, other than (i) the election of directors, (ii) the approval, on a non-binding advisory basis, of our named executive officer compensation, and (iii) the ratification of KPMG LLP as the Company’s independent auditor for fiscal year 2014. Unless stockholders specify otherwise in voting instructions to their broker, their shares (i) will not be voted in (a) the election of the nominees listed in this proxy statement or (b) the advisory approval of executive compensation, and (ii) will be voted FOR the ratification of KPMG LLP as the Company’s independent auditor. If other matters requiring the vote of stockholders properly come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote proxies held by them in accordance with their judgment.

The complete mailing address of the Company’s executive offices is 801 Cherry Street, Suite 2100, Fort Worth, Texas 76102. The approximate date on which this proxy statement and the accompanying proxy card are first being sent or given to the stockholders of the Company is April 21,  2014.

VOTING PROCEDURES

A majority of the outstanding shares of our common stock present in person or represented by proxy at the 2014 Annual Meeting will constitute a quorum for the transaction of business. Abstentions and broker non-votes will be included in determining whether a quorum is present at the 2014 Annual Meeting. Broadridge Financial Solutions, Inc. will tabulate all votes cast, in person or by submission of a properly executed proxy, before the closing of the polls at the meeting. The Company will appoint an inspector of elections at the meeting.

The affirmative vote of a plurality of the shares of our common stock present in person or represented by proxy at the meeting and entitled to vote is required for the election of each nominee for director. The affirmative vote of holders of a majority of our common stock present in person or represented by proxy at the meeting and entitled to vote is required for (i) the approval, on a non-binding advisory basis, of our named executive officer compensation,  (ii)  ratification of KPMG LLP as the Company’s independent auditor and (iii) any other matters presented for a vote of stockholders.

Abstentions will not count as votes cast for the election of directors or for any other proposal. As a result, abstentions will have no effect on Proposal 1 and will have the same practical effect as votes against Proposal 2, Proposal 3 and each other proposal presented for a vote at the 2014 Annual Meeting. Brokers do not have discretionary voting authority with respect to the election of directors or executive compensation matters. Accordingly, broker non-votes will not have any effect on Proposal 1or Proposal 2. Because brokers generally have discretionary authority to vote on the ratification of our independent auditor, broker non-votes are generally not expected to result from the vote on Proposal 3.

Stockholders who send in proxies but attend the meeting in person may vote directly if they prefer and withdraw their proxies or may allow their proxies to be voted with the similar proxies sent in by other stockholders.

VOTING SECURITIES

On April 8, 2014,  the record date, there were outstanding 43,170,095 shares of our common stock held of record by approximately 234  persons. Stockholders are entitled to one vote, exercisable in person or by proxy, for each share of our common stock held on the record date. Stockholders do not have cumulative voting rights.

PROPOSAL 1:
ELECTION OF DIRECTORS

Board of Directors.    The Company’s Bylaws provide for the Board of Directors to serve in three classes having staggered terms of three years each.  Three Class III directors will be elected at the 2014 Annual Meeting to serve for a three-year term expiring at the Annual Meeting of Stockholders in 2017. Pursuant to Delaware law, in the event of a vacancy on the Board of Directors, a majority of the remaining directors will be empowered to elect a successor, and the person so elected will hold office for the remainder of the full term of the director whose death, retirement, resignation, removal, disqualification or other cause created the vacancy and thereafter until the election of a successor director.

Recommendation; Proxies.  The Board of Directors recommends a vote FOR each of the nominees named below. The persons named in the enclosed proxy card will vote all shares over which they have discretionary authority FOR the election of the nominees named below. Although the Board of Directors does not anticipate that any of the nominees will be unable to serve, if such a situation should arise prior to the meeting, the appointed persons will use their discretionary authority pursuant to the proxy and vote in accordance with their best judgment.

Nominees.  The following table sets forth information for each nominee. Each nominee has consented to be named in this proxy statement and to serve as a director, if elected.

Name	Principal Occupation	Age	Director Since	Class
James S. D’Agostino, Jr.

Mr. D’Agostino has served as a director of Basic Energy Services since 2004. Mr. D’Agostino is currently Managing Director of Encore Interests LLC, which is involved in banking and investments. Additionally, Mr. D’Agostino is Chairman of the Board of Houston Trust Company, a privately owned trust company headquartered in Houston, Texas, and a director of Community Trust Financial Corporation, a privately owned bank holding company headquartered in Ruston, Louisiana, positions he has held since March 2013. Mr. D’Agostino served as Chairman of the Board and Chief Executive Officer of Encore Bancshares, Inc., a banking, wealth management and insurance services holding company formerly listed on the NASDAQ Global Market, and served as Chairman for its subsidiary, Encore Bank, N.A., from July 2009 until Encore’s merger with Cadence Bank in July 2012. He had previously served as Encore Bank’s Chairman, President and Chief Executive Officer from November 1999 to July 2009. From 1998 to 1999, Mr. D’Agostino served as Vice Chairman and Group Executive, and from 1997 until 1998, he served as President, Member of the Office of Chairman and a director, of American General Corporation. Mr. D’Agostino graduated with an economics degree from Villanova University and a J.D. from Seton Hall University School of Law and has completed the Advanced Management Program at Harvard Business School.

		67	2004	III

Kenneth V. Huseman

Mr. Huseman has served as a director of Basic Energy Services since 1999. He is currently self-employed in real estate investment and ranching. Mr. Huseman previously served as our President and Chief Executive Officer from 1999 until September 2013. Prior to joining Basic, he was Chief Operating Officer at Key Energy Services from 1996 to 1999. He was a Divisional Vice President at WellTech, Inc., from 1993 to 1996. From 1978 to 1993, he was employed at Pool Energy Services Co., where he managed operations throughout the United States. Mr. Huseman previously served as a director of Natural Gas Services Group, Inc. from June 2011 until February 2013.  Mr. Huseman graduated with a B.B.A. degree in Accounting from Texas Tech University.

		61	1999	III

Thomas P. Moore, Jr.

Mr. Moore has served as a director of Basic Energy Services since 2005. Mr. Moore was a Senior Principal of State Street Global Advisors, the head of Global Fundamental Strategies, and a member of the Senior Management Group from 2001 through July 2005. Mr. Moore retired from this position in July 2005. From 1986 through 2001, he was a Senior Vice President of State Street Research & Management Company and was head of the State Street Research International Equity Team. From 1977 to 1986 he served in positions of increasing responsibility with Petrolane, Inc., including Administrative Vice President (1977-1981), President of Drilling Tools, Inc., an oilfield equipment rental subsidiary (1981-1984), and President of Brinkerhoff-Signal, Inc., an oil well contract drilling subsidiary (1984-1986). Mr. Moore is a Chartered Financial Analyst and holds an M.B.A. degree from Harvard Business School.

	75	2005	III

Other Directors.  The following table sets forth certain information for the Class I and Class II directors, whose terms will expire at the Annual Meetings of Stockholders in 2015 and 2016, respectively.

Steven A. Webster

Mr. Webster has served as a director of Basic Energy Services since 2001. Since July 2005, Mr. Webster has served as Co-Managing Partner of Avista Capital Holdings, L.P., a private equity firm he co-founded focused on investments in energy, healthcare and other industries. From 2000 until June 2005, Mr. Webster served as Chairman of Global Energy Partners, a specialty group within Credit Suisse’s Alternative Capital Division that made investments in energy companies. From 1998 to May 1999, Mr. Webster served as Chief Executive Officer and President of R&B Falcon Corporation, and prior to that was Chairman and Chief Executive Officer of Falcon Drilling Company, both offshore drilling contractors. Mr. Webster currently serves as Chairman of Carrizo Oil & Gas, Inc. and as a director of Hercules Offshore, Inc., Era Group Inc., Camden Property Trust, Hi-Crush GP LLC, the general partner of Hi-Crush Partners LP, and various privately held companies. Mr. Webster previously served as a director of SEACOR Holdings Inc. (2005 to January 2013); Geokinetics Inc. (1997 to April 2013); Pinnacle Gas Resources, Inc. (2003 to June 2009); Encore Bancshares, Inc. (2000 to May 2009); Solitario Exploration & Royalty Corp. (2006 to March 2009); and Grey Wolf, Inc. (1996 to December 2008). Mr. Webster was the founder and an original shareholder of Falcon, a predecessor to Transocean, Inc., and was a co-founder and original shareholder of Carrizo. Mr. Webster holds a B.S.I.M. from Purdue University, an M.B.A. from Harvard Business School and an honorary doctorate in management from Purdue University.

	62	2001	I

Sylvester P. Johnson, IV

Mr. Johnson has served as a director of Basic Energy Services since 2001. Mr. Johnson has served as President and Chief Executive Officer and a director of Carrizo Oil & Gas, Inc. since December 1993. Prior to that, he worked for Shell Oil Company for 15 years. His managerial positions included Operations Superintendent, Manager of Planning and Finance and Manager of Development Engineering. He also served as a director of Pinnacle Gas Resources, Inc. from 2003 until January 2011. Mr. Johnson is a Registered Petroleum Engineer and has a B.S. in Mechanical Engineering from the University of Colorado.

	58	2001	I

Thomas M. Patterson

Mr. Patterson has 19 years of related industry experience. He was named our President and Chief Executive Officer and appointed as a Director in September 2013. From 2006 to September 2013, Mr. Patterson worked for Basic in positions of increasing responsibility: as our Senior Vice President and Chief Operating Officer from April 2011 until September 2013, as a Senior Vice President from September 2008 until April 2011 and as a Vice President from February 2006 until September 2008. Prior to joining Basic, he was President of TMP Companies, Inc. from 2000 to 2006. He was a Contracts/Sales Manager at Patterson Drilling Company from 1996 to 2000. From 1995 to 1996, he was employed as an Engine Sales Manager at West Texas Caterpillar.  Mr. Patterson graduated with a B.S. degree in Biology from Texas Tech University.

	39	2013	I

William E. Chiles

Mr. Chiles has served as a director of Basic Energy Services since 2003. Mr. Chiles has served as the Chief Executive Officer and President and a director of Bristow Group Inc. (formerly Offshore Logistics, Inc.), a provider of helicopter transportation services to the worldwide offshore oil and gas industry, since July 2004. Mr. Chiles served as Executive Vice President and Chief Operating Officer of Grey Wolf, Inc. from March 2003 until June 2004. Mr. Chiles served as Vice President of Business Development at ENSCO International Incorporated from August 2002 until March 2003. From August 1997 until its merger into an ENSCO International affiliate in August 2002, Mr. Chiles served as President and Chief Executive Officer of Chiles Offshore Inc. Mr. Chiles currently serves on the board of directors of Gulf Island Fabrication, Inc. Mr. Chiles has a B.B.A. in Petroleum Land Management from the University of Texas and an M.B.A. in Finance and Accounting with honors from Southern Methodist University.

	65	2003	II

Robert F. Fulton

Mr. Fulton has served as a director of Basic Energy Services since 2001. Mr. Fulton served as President and Chief Executive Officer of Frontier Drilling ASA, an offshore oil and gas drilling and production contractor, from September 2002 through July 2010. From December 2001 to August 2002, Mr. Fulton managed personal investments. Prior to December 2001, Mr. Fulton spent most of his business career in the energy service and contract drilling industry. He served as Executive Vice President and Chief Financial Officer of Merlin Offshore Holdings, Inc. from August 1999 until November 2001. From 1998 to June 1999, Mr. Fulton served as Executive Vice President of Finance for R&B Falcon Corporation, during which time he closed the merger of Falcon Drilling Company with Reading & Bates Corporation to create R&B Falcon Corporation and then the merger of R&B Falcon Corporation with Cliffs Drilling Company. Mr. Fulton has served as a director of Carrizo Oil & Gas, Inc. since November 2012. He graduated with a B.S. degree in Accountancy from the University of Illinois and an M.B.A. in finance from Northwestern University.

	62	2001	II

Antonio O. Garza, Jr.

Mr. Garza has served as a director of Basic Energy Services since 2009. Mr. Garza currently acts as Counsel in the Mexico City office of White & Case LLP, an international practice law firm, and serves as Chairman of Vianovo Ventures, a management and communications consultancy. Prior to joining Vianovo and White & Case in June 2009, Mr. Garza served as U.S. Ambassador to Mexico from 2002 through January 2009. In 1998, Mr. Garza was elected to the Texas Railroad Commission and served as Chairman of the Commission from 1999 to 2002. Mr. Garza currently serves as a director of Kansas City Southern, a publicly traded transportation holding company with railroad investments in the United States, Mexico and Panama, and as a director of MoneyGram, a global money transfer company. Mr. Garza formerly served on the boards of BBVA Compass and the U.S. holding companies of BBVA Compass. Mr. Garza holds a B.B.A. from the University of Texas at Austin and a J.D. from Southern Methodist University School of Law.

	54	2009	II

Director Experience, Qualifications, Attributes and Skills.  The following is a brief discussion of the experience, qualifications, attributes or skills that led to the conclusion that the following persons should serve as a director of the Company. Only one of our directors, Mr. Patterson, is an officer of the Company. Mr. Patterson, our Chief Executive Officer, has over 19 years of experience in our industry. The relevant experience, qualifications, attributes and skills of our outside directors include: for Mr. Chiles, oil and gas drilling and other oilfield services; for Mr. D’Agostino, banking, investment management and insurance; for Mr. Fulton, oil and gas drilling; for Mr. Garza, political, regulatory and foreign (Mexico); for Mr. Johnson, oil and gas (including as a Registered Petroleum Engineer); for Mr. Moore, investment management (including as a Chartered Financial Analyst), oilfield service and audit committee financial expertise; for Mr. Huseman, oil and gas drilling and other oilfield services;and for Mr. Webster, oil and gas, oilfield service, private equity and other public company board experience.

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

Board of Directors

Meetings.  During fiscal 2013, the Board of Directors held five meetings of the full Board and 17 meetings of committees. The Nominating and Corporate Governance Committee held four meetings, the Compensation Committee held five meetings and the Audit Committee held eight meetings during fiscal 2013. In addition, the Company’s independent auditors and management meet with the Audit Committee Chairman prior to the issuance of earnings press releases, and the other members of the Audit Committee are invited to attend these meetings. While the Company does not have a specific policy about director attendance at annual meetings of stockholders, all directors are expected to attend meetings of the Board (and any committees thereof on which they serve) either in person or telephonically unless exigencies prevent them from attending. Each director attended at least 75% of the aggregate of (1) the total number of meetings of the Board of Directors (held during the period for which he has been a director) and (2) the total number of meetings of committees of the Board on which he served (during the periods that he served). Our non-management directors meet at regularly scheduled executive sessions presided over by our Chairman, Mr. Webster. Additionally, our independent directors meet at least once a year without members of management or non-independent directors present. Messrs. Huseman, Chiles, D’Agostino, Fulton, Garza, Moore, Patterson and Webster attended our 2013 annual meeting of stockholders.

Compensation.  Directors who are our employees do not receive a retainer or fees for service on the Board or any committees. We pay non-employee members of the Board for their service as directors. For 2013, directors who were not employees received an annual fee of $35,000. In addition, the chairman of each committee received the following annual fees: Audit Committee — $15,000; Compensation Committee — $10,000; and Nominating and Corporate Governance Committee — $10,000. Directors who were not employees received a fee of $2,000 for each Board meeting attended whether in person or telephonically. For committee meetings, directors who were not employees received a fee of $2,000 for each committee meeting attended whether in person or telephonically. In addition, each non-employee director has received, upon election to the Board, either (1) a stock option to purchase 37,500 shares of our common stock at the market price on the date of grant, which option vested ratably over three years, or (2) since our 2005 initial public offering, 37,500 shares of restricted stock that vest ratably over three years.

In March 2013, each non-employee director was granted 5,000 shares of restricted stock that vest ratably over three years. Our Chairman was also granted an additional 2,000 shares of restricted stock that vest ratably over three years and an additional $30,000 in cash as consideration for services in his capacity as Chairman.  In March 2014, each non-employee director was granted 5,000 shares of restricted stock that vest ratably over three years. Our Chairman was also granted an additional 2,000 shares of restricted stock that vest ratably over three years and an additional $30,000 in cash as consideration for services in his capacity as Chairman.

For additional information regarding fees earned for services as a director effective in 2013, see “Compensation Discussion and Analysis — Board Process — Compensation of Directors.” Directors are reimbursed for reasonable out-of-pocket expenses incurred in attending meetings of the Board or committees and for other reasonable expenses related to the performance of their duties as directors.

Independence.  Our Board of Directors currently consists of nine members, including seven members determined by our Board to be independent — Messrs. Chiles, D’Agostino, Fulton, Garza, Johnson, Moore and Webster.

The Board has determined that Messrs. Chiles, D’Agostino, Fulton, Garza, Johnson, Moore and Webster are independent as that term is defined by rules of the New York Stock Exchange and, in the case of the Audit Committee, rules of the Securities and Exchange Commission (“SEC”). In determining that each of these directors is independent, the Board considered that the Company and its subsidiaries in the ordinary course of business sell products and services to other companies, including those at which one of the directors serves as an executive officer and director. In particular, Carrizo Oil & Gas, Inc., a company for which Mr. Johnson serves as President and Chief Executive Officer and a director and Mr. Webster serves as Chairman of the Board, uses the services of the Company, but such services represented less than 2% of Carrizo’s revenues in the past three years.  In each case, these transactions did not automatically disqualify the directors from being considered independent under the NYSE rules. The Board also determined that these transactions were not otherwise material to the Company or to the other company involved in the transactions and that none of our directors had a material interest in the transactions with these companies.  The Board also considered the prior roles of Mr. Webster and Mr. Fulton as executives of affiliates of Credit Suisse, our largest stockholder.  Based upon its review, the Board of Directors has affirmatively determined that each of these directors is independent and that none of these directors has a material relationship with the Company.

Stockholder and Interested Party Communications with the Board of Directors.  Stockholders and interested parties may communicate directly with the Board or a particular director by sending a letter to the attention of the Board or the particular director(s), as applicable, c/o Secretary, Basic Energy Services, Inc., 801 Cherry Street, Suite 2100, Fort Worth, Texas 76102. Stockholder communications must contain a clear notation on the mailing envelope indicating that the enclosed letter is a “Stockholder-Board Communication” or “Stockholder-Director Communication.” Additionally, if the enclosed letter is from an interested party, the mailing envelope must contain a clear notation indicating that it is an “Interested Party-Board Communication”

or an “Interested Party-Director Communication,” as applicable. All such letters must identify the author as a stockholder and/or interested party and clearly state whether the intended recipients are all members of the Board, certain specified individual directors or a group of directors, such as the non-management directors. The Secretary will make copies of all such letters and circulate them to the appropriate director or directors.

Committees

All of the directors on our Audit Committee, Nominating and Corporate Governance Committee and Compensation Committee are currently independent in compliance with the requirements of the Sarbanes Oxley Act of 2002, the NYSE listing standards and SEC rules and regulations. The following table shows the committees on which each director serves:

Nominating
and Corporate
Director	Audit	Governance	Compensation
Steven A. Webster
Kenneth V. Huseman
T.M. “Roe” Patterson
James S. D’Agostino, Jr.	X		X
William E. Chiles	X		X
Robert F. Fulton		X
Sylvester P. Johnson, IV		X
Antonio O. Garza, Jr.			X
Thomas P. Moore, Jr.	X	X

Audit Committee.  The responsibilities of the Audit Committee, composed of Messrs. Moore (Chairman), Chiles and D’Agostino, include, among others:

•	to appoint, engage and terminate our independent auditors;
•	to approve fees paid to our independent auditors for audit and permissible non-audit services in advance;
•	to evaluate, at least on an annual basis, the qualifications, independence and performance of our independent auditors;
•	to review and discuss with our independent auditors reports provided by the independent auditors to the Audit Committee regarding financial reporting issues;
•	to review and discuss with management and our independent auditors our quarterly and annual financial statements prior to our filing of periodic reports;
•	to establish and maintain procedures for the receipt, retention and treatment of complaints received by us and concerns of employees regarding accounting and auditing matters;
•	to review our procedures for internal auditing and the adequacy of our disclosure controls and procedures and internal control over financial reporting; and
•	to evaluate its own performance at least annually and deliver a report setting forth the results of such evaluation to the Board.

To promote the independence of the audit, the Audit Committee consults separately and jointly with the independent auditors, the internal auditors and management. The Board of Directors has determined that Messrs. Moore and D’Agostino are “audit committee financial experts.” The Board of Directors has adopted a written charter for the Audit Committee, a copy of which is available in the “Investor Relations — Corporate Governance” section of the Company’s website (www.basicenergyservices.com).

Nominating and Corporate Governance Committee.  The responsibilities of the Nominating and Corporate Governance Committee, composed of Messrs. Johnson (Chairman), Fulton and Moore, include, among others:

•	to identify, recruit and evaluate candidates for membership on the Board and to develop processes for identifying and evaluating such candidates;
•

to annually present to the Board a list of nominees recommended for election to the Board at the annual meeting of stockholders, and to present to the Board, as necessary, nominees to fill any vacancies that may occur on the Board;

•	to adopt a policy regarding the consideration of any director candidates recommended by our stockholders and the procedures to be followed by such stockholders in making such recommendations;
•	to adopt a process for our stockholders to send communications to the Board;
•	to evaluate its own performance at least annually and deliver a report setting forth the results of such evaluation to the Board;
•	to oversee our policies and procedures regarding compliance with applicable laws and regulations relating to the honest and ethical conduct of our directors, officers and employees;
•	to have the sole responsibility for granting any waivers under our Code of Ethics and Corporate Governance Guidelines; and
•	to evaluate annually, based on input from the entire Board, the performance of the CEO and report the results of such evaluation to the Compensation Committee of the Board.

The Board of Directors has adopted a written charter for the Nominating and Corporate Governance Committee, a copy of which is available on the Company’s website (www.basicenergyservices.com).

The Nominating and Corporate Governance Committee has not established any minimum qualifications for non-employee director candidates that it recommends for nomination.

The Nominating and Corporate Governance Committee has established procedures for identifying and evaluating director nominees. Among the many factors considered in identifying and evaluating nominees, the Nominating and Corporate Governance Committee first considers the Board’s needs. Candidates will first be interviewed by the Nominating and Corporate Governance Committee. If approved by the Nominating and Corporate Governance Committee, candidates will then be interviewed by all other members of the Board. The full Board, with such interested directors recusing themselves as appropriate, will approve all final nominations after considering the recommendations of the Nominating and Corporate Governance Committee. The Chairman of the Board, acting on behalf of the other members of the Board, will extend the formal invitation to an approved candidate to stand for election to the Board.

While the Nominating and Corporate Governance Committee may consider diversity among other factors when considering director nominees, it does not have any specific policy with regard to diversity in identifying director nominees. In practice, however, the Nominating and Corporate Governance Committee has considered diversity as a significant factor, including in connection with the appointment of Mr. Garza to the Board during 2009.

Stockholders may nominate director candidates in accordance with the Company’s Bylaws. To summarize, such nominations must be made in writing to the Company’s Secretary at the Company’s principal executive offices. The recommendation must set forth certain information about both the nominee and the nominating stockholder(s). The foregoing is a summary, and the specific requirements and procedures of the Bylaws, including timing of proposals, control.

The stockholder’s notice must set forth as to each nominee all information relating to the nominee that may be required under United States securities laws to be disclosed in solicitations of proxies for the election of directors, including the written consent of the person being recommended as a director candidate to being named in the proxy statement as a nominee and to serving as a director if elected. The stockholder’s notice must also set forth as to (i) the stockholder giving notice and (ii) if any, (A) the beneficial owner on whose behalf the nomination is made, (B) any affiliates or associates of such stockholder or any beneficial owner described in clause (A), and (C) each other person with whom any of the foregoing persons either is acting in concert with respect to the Company or has any agreement, arrangement or understanding (whether written or oral) for purpose of acquiring, holding, voting (except pursuant to a revocable proxy given in certain specified circumstances) or disposing of any capital stock of the Company or to cooperate in obtaining, changing or influencing the control of the Company (except independent financial, legal and other advisors acting in the ordinary course of their respective businesses) (each person in clauses (A), (B) and (C) is referred to as a “Stockholder Associated Person”): (1) a description of each agreement, arrangement or understanding with any Stockholder Associated Person; (2) the name and record address, as they appear on the Company’s books, of the stockholder proposing such business, such stockholder’s principal occupation and the name and address of any Stockholder Associated Person; (3) the class or series and number of equity and other securities of the Company which are, directly or indirectly, held of record or beneficially owned by such stockholder or by any Stockholder Associated Person, the dates on which such stockholder or any Stockholder Associated Person acquired such shares and documentary evidence of such record or beneficial ownership; (4) a list of all Derivative Interests (as defined in the Bylaws) held of record or beneficially owned by the stockholder or any Stockholder Associated Person; (5) the name of each person with whom the stockholder or any Stockholder Associated Person has a Voting Agreement (as defined in the Bylaws); (6) details of all other material interests of each stockholder or any Stockholder Associated Person in the proposal of the nominee or any security of the Company (collectively, “Other Interests”); (7) a description of all economic terms of all such Derivative Interests, Voting

Agreements or Other Interests and copies of all agreements and other documents relating to each such Derivate Interest, Voting Agreement or Other Interest; and (8) a list of all transactions by such stockholder and any Stockholder Associated Person involving any securities of the Company or any Derivative Interests, Voting Agreements or Other Interests within the six-month period prior to the date of the notice.

To be timely, a stockholder’s notice given in the context of an annual meeting of stockholders shall be delivered to or mailed and received at the principal executive office of the Company not less than 90 days nor more than 120 days in advance of the first anniversary of the date of the Company’s previous year’s annual meeting of stockholders; provided, however, that if no annual meeting was held in the previous year or the date of the annual meeting of stockholders has been changed by more than 30 calendar days from the date of the previous year’s annual meeting, the notice must be received by the Company not less than 90 days nor more than 120 days prior to such annual meeting date or, if the first public announcement of such annual meeting is less than 100 days prior to the date of such annual meeting, the tenth (10th) day following the day on which the public announcement of the date of such meeting is first made by the Company.

If the information supplied by the stockholder is deficient in any material aspect or if the foregoing procedures are not followed, the Board or the chairman of the meeting may determine that the stockholder’s nomination should not be brought before the meeting and that the nominee is ineligible for election as a director of the Company. The Nominating and Corporate Governance Committee will not alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder.

Compensation Committee.  The responsibilities of the Compensation Committee, composed of Messrs. Chiles (Chairman), D’Agostino and Garza, include, among others:

•	to evaluate and develop the compensation policies applicable to our executive officers and make recommendations to the Board with respect to the compensation to be paid to our executive officers;
•	to review, approve and evaluate on an annual basis the corporate goals and objectives with respect to compensation for our Chief Executive Officer and our named executive officers;
•	to determine and approve our Chief Executive Officer’s compensation, including salary, bonus, incentive and equity compensation;
•	to review and make recommendations regarding the compensation paid to non-employee directors;
•	to review and make recommendations to the Board with respect to our incentive compensation plans and to assist the Board with the administration of such plans; and
•	to evaluate its own performance at least annually and deliver a report setting forth the results of such evaluation to the Board.

The Board of Directors has adopted a written charter for the Compensation Committee, a copy of which is available on the Company’s website (www.basicenergyservices.com).

CORPORATE GOVERNANCE

Corporate Governance Guidelines and Code of Ethics

The Board of Directors has adopted Corporate Governance Guidelines, which present a flexible framework within which the Board, supported by its committees, directs the affairs of the Company. The Board of Directors has also adopted a Code of Ethics that applies to the Company’s directors and executive officers, including its Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer. The Corporate Governance Guidelines and Code of Ethics are available in the “Investor Relations — Corporate Governance” section of the Company’s website (www.basicenergyservices.com).

If the Company amends or waives the Code of Ethics with respect to the principal executive officer, principal financial officer or principal accounting officer, it will post the amendment or waiver at this location on its website.

EXECUTIVE OFFICERS

The following table sets forth certain information with respect to our executive officers. Officers are elected annually by the Board and serve until their successors are duly elected and qualified or until their earlier death, resignation or removal. As of April 8, 2014, the respective ages and positions of our executive officers are as follows:

Name	Age	Position
Thomas M. “Roe” Patterson	39	President, Chief Executive Officer and Director (1)
Alan Krenek	58	Senior Vice President, Chief Financial Officer, Treasurer and Secretary
James F. Newman	50	Senior Vice President — Region Operations
William T. Dame	53	Vice President — Pumping Services
Douglas B. Rogers	50	Vice President — Marketing
James E. Tyner	64	Vice President — Human Resources
Lanny T. Poldrack	46	Vice President — Safety and Operations Support
John Cody Bissett.	39	Vice President, Controller and Chief Accounting Officer
Brett J. Taylor	41	Vice President — Equipment and Manufacturing
Kenneth V. Huseman	61	Director and Former President and Chief Executive Officer (2)

(1)	For biographical information on Mr. Patterson see “Proposal 1: Election of Directors” beginning on page 3.
(2)	Resigned as President and Chief Executive Officer on September 30, 2013.

Alan Krenek (Senior Vice President, Chief Financial Officer, Treasurer and Secretary) has 26 years of related industry experience. He has been our Vice President, Chief Financial Officer and Treasurer since January 2005. He became Senior Vice President and Secretary in May 2006. Prior to joining Basic, he held various financial management positions at Landmark Graphics Corp., Noble Corporation and Pool Energy Services Company. Mr. Krenek graduated with a B.B.A. degree in Accounting from Texas A&M University and is a Certified Public Accountant.

James F. Newman (Senior Vice President — Region Operations) has 29 years of related industry experience and has been our Senior Vice President, Region Operations since October 2013. He previously served as our Group Vice President — Permian Business Unit from April 2011 until September 2013 and has been a Group Vice President since September 2008. Prior to joining Basic, he co-founded Triple N Services in 1986 and served as its President through May 2008. He initially served Basic as an Area Manager in the plugging and abandonment operations. Mr. Newman is a registered Professional Engineer and is active in the Society of Professional Engineers. Mr. Newman graduated with a B.S. in Petroleum Engineering from Colorado School of Mines.

William T. Dame (Vice President — Pumping Services) has 33 years of related industry experience. Mr. Dame joined Basic in 2003 and has served as our Vice President — Pumping Services and Wireline Division since 2006. He previously served as our Vice President — PPW and RAFT Divisions from 2005 to 2006 and as a regional vice president from 2004 through 2005. Mr. Dame began his career in 1981 with Halliburton. From 1987 to 1997, he served as a vice president of Fleet Cementers, Inc., and from 1997 to 2003, he worked in various operational management positions at Plains Energy, Precision Drilling and New Force Energy Services. Mr. Dame attended Tarleton State University.

Douglas B. Rogers (Vice President — Marketing) has 31 years of related industry experience. He joined Basic in 2007 and serves as Vice President Marketing after serving as Vice President-Contracts for the Drilling Division. Mr. Rogers was Vice President- Rocky Mountain Division for Patterson - UTI Drilling Company from March 2003 to June 2007. He also served as Western Division Sales Manager for Ambar Lonestar Fluid Services, a division of Patterson - UTI Drilling Company, from 1998 to 2003. He began his career in 1983 with Permian Servicing Company, where he managed well servicing operations. He continued in that capacity through Permian Servicing Company’s mergers with Xpert Well Service and Pride Petroleum Service until joining Zia Drill/Nova Mud in March 1997. Mr. Rogers graduated with a B.A. degree from Eastern New Mexico University.

James E. Tyner (Vice President — Human Resources) has been a Vice President since January 2004. From 1999 to June 2003, he was the General Manager of Human Resources at CMS Panhandle Companies, where he directed delivery of HR Services. Mr. Tyner was the Director of Human Resources Administration and Payroll Services at Duke Energy’s Gas Transmission Group from 1998 to 1999. From 1981 to 1998, Mr. Tyner held various positions at Panhandle Eastern Corporation. At Panhandle, he managed all Human Resources functions and developed corporate policies and as a Certified Safety Professional, he designed and implemented programs to control workplace hazards. Mr. Tyner received a B.S. in General Science and M.S. in Microbiology from Mississippi State University.

Lanny T. Poldrack (Vice President — Safety and Operations Support) has 27 years of related industry experience. He has served as our Vice President — Safety and Operations Support since April 2011. From April 2009 to April 2011, he served as a Corporate Marketing Representative based in Houston, Texas. Prior to joining Basic, he spent 13 years at Cudd Energy Services where he held various technical sales and sales management positions for both well intervention and live well service divisions, the last 4 years of which he served as Business Development Manager for Cudd Well Control for both domestic and international operations in U.S., Canadian, Latin America, European, Middle Eastern and South East Asian markets. He began his oilfield career in West Texas as a technical field representative for Weatherford International, specializing in fishing and rental tools and hydraulic BOP systems. Mr. Poldrack graduated with an applied science degree from Odessa Junior College.

John Cody Bissett (Vice President, Controller and Chief Accounting Officer) has 12 years of related industry experience. He was appointed Basic’s Vice President, Controller and Chief Accounting Officer in March 2012. Mr. Bissett previously served as Basic’s Corporate Controller from July 2008 to March 2012 and as the Director of Financial Reporting from December 2007 to July 2008. Prior to joining Basic, Mr. Bissett was the Controller of Cap Rock Energy from November 2006 through December 2007, and previously held various roles in the accounting and finance function of Sirius Computer Solutions and the audit practice of KPMG LLP. Mr. Bissett graduated with an M.B.A. and a B.B.A. in Accounting from Angelo State University and is a certified public accountant.

Brett J. Taylor (Vice President — Equipment and Manufacturing) has 21 years of related industry experience. He has been our Vice President of Manufacturing and Equipment since June 2013. Prior to joining Basic, he was President of Taylor Industries, LLC in Tulsa, Oklahoma from 2010 to 2013. From 2009 to 2010, he served as Executive Vice President of Sales and Marketing at Serva Group Manufacturing.  Before that, Mr. Taylor held positions of increasing responsibilities at Taylor Industries over an 11 year span. His tenure at Taylor included the role of Consultant, President of Sales from 2008 to 2009, President of Taylor from 2003 to 2008, General Manager & Vice President of Business Development from 2001 to 2003, and Sales and Marketing Manager from 1997 to 1999. Mr. Taylor graduated with a Bachelor of Business Degree from the University of Oklahoma.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number of shares of common stock beneficially owned as of April 8,  2014 by (1) all persons who beneficially own more than 5% of the outstanding voting securities of the Company, to the knowledge of the Company’s management, (2) each current director, (3) each executive officer named in the Summary Compensation Table and (4) all current directors and executive officers as a group.

0

	Amount and Nature	Percent of
	of Beneficial	Shares
Name	Ownership	Outstanding

aPriori Capital Partners LLC, including DLJ Merchant Banking Partners III, L.P. and affiliated funds(1)	11,377,801	26.4%
BlackRock, Inc.(2)	2,591,785	6.0%
Dimensional Fund Advisors LP(3)	2,461,540	5.7%
The Vanguard Group(4)	2,261,905	5.2%
Century Capital Management, LLC.(5)	2,139,204	5.0%
T.M. “Roe” Patterson(6)	305,621	*
Alan Krenek(7)	164,998	*
James F. Newman(8)	130,600	*
James E. Tyner(9)	64,195	*
William T. Dame(10)	92,397	*
Douglas B. Rogers(11)	62,579	*
John C. Bissett(12)	52,025	*
Lanny T. Poldrack(13)	38,932	*
Brett J. Taylor(14)	46,557	*
Steven A. Webster(15)	942,070	2.2%
Thomas P. Moore, Jr.(16)(17)	110,000	*
Sylvester P. Johnson, IV(16)(18)	91,500	*
James S. D’Agostino, Jr.(16)(19)	66,800	*
Robert F. Fulton(16)(20)	84,900	*
Antonio O. Garza, Jr.(21)	46,500	*
William E. Chiles(16)(22)	39,000	*
Kenneth V. Huseman(23)	565,305	1.3%
Directors and Executive Officers as a Group (17 persons)(24)	2,903,979	6.7%

*Less than one percent.

(1)

Based in part on information provided on Schedule 13D filed on April 10, 2014 with the SEC by: aPriori Capital Partners LLC, (“aPriori”); aPriori Capital Partners L.P. (“aCP”); aPriori Capital Partners III LLC (“aCP III”); aPriori Capital GmbH (“aCP GmbH”); Susan C. Schnabel and Colin A. Taylor; and DLJ Merchant Banking Partners III, L.P., (“MB III LP”); DLJ Offshore Partners III, L.P., (“Offshore Partners III”); DLJ Offshore Partners III-1, C.V., (“Offshore Partners III-1”); DLJ Offshore Partners III-2, C.V., (“Offshore Partners III-2”); DLJ MB Partners III GmbH & Co. KG, (“Partners III GmbH”); Millennium Partners II, L.P., (“Millennium”); MBP III Plan Investors, L.P., (“MBP III” and, together with MB III LP, Offshore Partners III, Offshore Partners III-1, Offshore Partners III-2, Partners III GmbH, Millennium, the “Funds”). On March 31, 2014, management and advisory responsibility for the Funds was transferred to aCP and certain of its affiliates from certain subsidiaries of Credit Suisse AG within the Private Banking and Wealth Management Division.  After giving effect to the foregoing, aPriori and the other reporting persons currently report beneficial ownership of an aggregate 11,377,801 shares of our common stock.

aCP III is the general partner of the Funds except for Partners III GmbH whose general partner is aCP GmbH.  aCP was retained by the Funds to act as investment manager pursuant to an amended and restated agreement of limited partnership of each of the Funds and/or an investment management agreement.  aCP is the managing member of aCP III and the sole shareholder of aCP GmbH.  aPriori is the general partner of aCP.  The managing members of aPriori (the “Members”) are Susan C. Schnabel and Colin A. Taylor.  Voting and disposition decisions with respect to the Common Stock held by the Funds are made by the general partners of the Funds, aCP III and aCP GmbH respectively.

The following address is the business address for each of the Members of aCP: Susan C. Schnabel, 11400 W. Olympic Blvd., Suite 1400, Los Angeles, CA 90064 and Colin A. Taylor, 110 Fetter Lane, London, EC4A 1AY United Kingdom. The following is the business address and the address of the principal executive offices and principal business of aPriori, aCP, aCP III:  767 Fifth Avenue, New York, NY 10153. The following is the business address and the address of the principal executive offices and principal business of aCP GmbH: Maximilianhöfe, Maximilianstrasse 13, 80539, Munich Germany.   The following address is the business address for each of the Funds: 767 Fifth Avenue, New York, NY 10153.

(2)

Based solely on information provided on Schedule 13G/A filed by BlackRock, Inc. with the SEC on January 28,  2014. BlackRock reported sole voting power as to 2,500,995 shares and sole dispositive power as to all 2,591,785 shares. BlackRock’s principal business address is 40 East 52nd Street, New York, NY 10022.

(3)

Based solely on information provided on Schedule 13G filed by Dimensional Fund Advisors LP with the SEC on February 10, 2014. Dimensional’s reported sole voting power as to 2,388,407 shares and sole dispositive power as to all 2,461,540 shares. Dimensional’s principal business address is Palisades West, Building One, 6300 Bee Cave Road, Austin, TX 78746.

(4)

Based solely on information provided on Schedule 13G filed by The Vanguard Group with the SEC on February 11, 2014. Vanguard’s reported sole voting power as to 49,125 shares, sole dispositive power as to 2,214,180 shares and shared dispositive power as to 47,725 shares. Vanguard’s principal business address is 100 Vanguard Blvd., Malvern, PA 19355.

(5)

Based solely on information provided on Schedule 13G filed by Century Capital Management LLC with the SEC on February 5, 2014. Century’s reported sole voting power as to 634,993 shares, and sole dispositive power as to all 2,139,204 shares. Century’s principal business address is 100 Federal St. 29th Floor, Boston, MA 02110.

(6)

Includes 208,144 shares of restricted stock, which are subject to forfeiture and generally vest over the next four years. Includes 20,000 shares issuable within 60 days upon the exercise of options granted under our 2003 Incentive Plan.

(7)

Includes 120,854 shares of restricted stock, which are subject to forfeiture and generally vest over the next four years. Includes 40,000 shares issuable within 60 days upon the exercise of options granted under our 2003 Incentive Plan. Includes 5,900 shares owned subject to bank pledges.

(8)	Includes 84,518 shares of restricted stock, which are subject to forfeiture and generally vest over the next four years.
(9)

Includes 64,222 shares of restricted stock, which are subject to forfeiture and generally vest over the next four years. Includes 15,000 shares issuable within 60 days upon the exercise of options granted under our 2003 Incentive Plan.

(10)

Includes 62,997 shares of restricted stock, which are subject to forfeiture and generally vest over the next four years. Includes 10,000 shares issuable within 60 days upon the exercise of options granted under our 2003 Incentive Plan.

(11)	Includes 39,288 shares of restricted stock, which are subject to forfeiture and generally vest over the next four years.
(12)	Includes 33,777 shares of restricted stock, which are subject to forfeiture and generally vest over the next four years.
(13)	Includes 38,932 shares of restricted stock, which are subject to forfeiture and generally vest over the next four years.
(14)	Includes 40,543 shares of restricted stock, which are subject to forfeiture and generally vest over the next four years.
(15)

Includes 16,499 shares of restricted stock, which are subject to forfeiture and generally vest over the next three years. Includes 5,000 shares issuable within 60 days upon the exercise of options granted under our 2003 Incentive Plan.

(16)	Includes 11,749 shares of restricted stock, which are subject to forfeiture and generally vest over the next three years.
(17)	Includes 5,000 shares issuable within 60 days upon the exercise of options granted under our 2003 Incentive Plan.
(18)	Includes 45,000 shares issuable within 60 days upon the exercise of options granted under our 2003 Incentive Plan.
(19)	Includes 40,000 shares issuable within 60 days upon the exercise of options granted under our 2003 Incentive Plan.
(20)	Includes 45,000 shares issuable within 60 days upon the exercise of options granted under our 2003 Incentive Plan.
(21)	Includes 11,749 shares of restricted stock, which are subject to forfeiture and generally vest over the next three years.
(22)	Includes 17,500 shares issuable within 60 days upon the exercise of options granted under our 2003 Incentive Plan.
(23)	Includes 154,507 shares of restricted stock, which are subject to forfeiture and generally vest over the next four years.
(24)

Includes an aggregate of 934,775 restricted shares, which are subject to forfeiture and remain subject to vesting, and an aggregate of 227,500 shares issuable within 60 days upon the exercise of options granted under our 2003 Incentive Plan.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table sets forth information regarding shares of our common stock authorized for issuance under our equity compensation plans as of December 31, 2013:

0

Number of
Securities
		Weighted	Remaining
		Average Exercise	Available for
	Number of Securities	Price of	Future Issuance
	to be Issued Upon Exercise	Outstanding	Under Equity
Plan Category	of Outstanding Options	Options	Compensation Plans

Equity compensation plans approved by stockholders(1)	530,000	$18.15	1,138,181
Equity compensation plans not approved by stockholders	-	-	-
Total	530,000	$18.15	1,138,181

(1)	Consists of the Basic Energy Services, Inc. Fifth Amended and Restated 2003 Incentive Plan as amended effective May 22, 2013~~.~~

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis addresses compensation with respect to our named executive officers, including the actions and decisions of the Compensation Committee of our Board of Directors, which oversees our compensation policies and sets or recommends executive officer compensation, with respect to 2013 related compensation. For 2013, our named executive officers consisted of Kenneth V. Huseman, T.M. “Roe” Patterson, Alan Krenek, James F. Newman, William T. Dame and James E. Tyner.  On September 30, 2013, Mr. Huseman retired from his positions as our President and Chief Executive Officer, and Mr. Patterson, our former Chief Operating Officer, was appointed our President and Chief Executive Officer effective upon Mr. Huseman’s retirement. In October 2013, Mr. Newman was promoted to Senior Vice President - Region Operations.

Overview of Our Compensation Philosophy and Objectives. Our overall philosophy on compensation of our executive officers is to provide competitive salary levels and compensation incentives that:

•	attract, reward and retain individuals of the highest quality in these key positions;
•	recognize individual performance and the performance of the Company relative to the performance of other companies of comparable size, complexity and quality;
•	provide motivation toward, and reward the accomplishment of, corporate annual objectives;
•	align the executive officers’ compensation to stockholder interests; and
•	align the executive officers’ incentives with both the short-term and long-term goals of the Company.

We also have the following compensation objectives when setting the compensation programs for our executive officers:

•

provide a significant percentage of long-term equity compensation that is at-risk based on (i) predetermined performance criteria as well as (ii) time-based vesting that requires continued services with the Company;

•	maintain an opportunity for increased equity ownership by the Company’s executive officers; and
•	set compensation levels that are competitive within the oil and gas services industry and the broader oil and gas sector.

In addition, the Compensation Committee considers the anticipated tax treatment of the Company’s executive compensation program.

The Fifth Amended and Restated Basic Energy Services, Inc. 2003 Incentive Plan (as amended, the “2003 Incentive Plan”), which was adopted by the Board and has been approved by the Company’s stockholders was implemented to promote the interests of the Company by encouraging officers, employees, directors and consultants of the Company and its affiliates to acquire or increase their equity ownership in the Company and to provide a means for such persons to develop a sense of proprietorship and personal involvement in the development and financial success of the Company, thereby advancing the interests of both the Company and its stockholders. The 2003 Incentive Plan permits the granting of any or all of the following types of awards: stock options; restricted stock; performance awards; phantom shares; other stock-based awards; bonus shares; and cash awards, and it covers stock awards issued under the Company’s original 2003 Incentive Plan and predecessor equity plan.

All non-employee directors and employees of, or consultants to, the Company or any of its affiliates are eligible for participation under the 2003 Incentive Plan. The 2003 Incentive Plan is administered by the Compensation Committee. The Compensation Committee directly oversees the plan as it relates to officers of the Company and oversees the plan in general, its funding and award components, the type and terms of the awards to be granted and interprets and administers the 2003 Incentive Plan for all participants. No awards may be granted under the 2003 Incentive Plan after March 12, 2023.

The compensation program for our named executive officers during the periods covered under the Summary Compensation Table below included only very limited additional perquisites not offered to employees generally.

2013 Elements of Compensation. The executive compensation program for our named executive officers and other senior executive officers included four principal elements that, taken together, constitute a flexible and balanced method of establishing total compensation. These elements are:

•	base salary;
•	quarterly incentive bonus plan cash awards to certain executive officers (excluding our CEO and our CFO);
•	annual cash incentive bonuses; and
•	a long-term incentive program, which for performance year 2013 consisted of:

(i) restricted stock awards based on (A) Company performance objectives and (B) personal performance; and

(ii) a performance-based incentive program (the “PB Incentive Program”) based on the Company’s Total Stockholder Return (“TSR”) over a one-year period compared to that of a peer group of companies the (“PB Peer Group”) as the applicable performance metric. The 2013 long-term incentive program and these two types of awards are discussed below under ‘‘— 2013 Long-Term Incentive Program.”

The Company’s executive compensation program is consistent with its philosophy of aligning executive officer compensation to stockholder interests by tying a significant portion of each executive officer’s compensation to performance.  Under the PB Incentive Program, executive compensation is based on the Company performing ahead of members of its selected PB Peer Group for TSR during a one-year comparison period. Similarly, the quarterly incentive bonus plan ties the compensation of the Company’s area, region, and division-level employees directly to the financial return on assets employed within their particular operations and ties corporate-level bonuses to the Company’s net income. Annual cash incentive bonuses and long-term incentive awards also take into account a set of Company and individual performance metrics used by the Compensation Committee.

The PB Incentive Program stock awards and the restricted stock awards under the Company’s long-term incentive program require the executive officers to remain in the employ of the Company throughout the applicable vesting period to receive the full benefit, subject to exceptions as applicable under certain agreements for termination of executive officers by the Company not for cause, termination by executive officers for good reason, the death or disability of the executive officers, or, under certain agreements and with additional limitations, the retirement of the executive officers. Both sets of equity awards are subject to time-based vesting and provide an opportunity for increased equity ownership by the executive officers to further the link between the executive officers’ interests, stockholder interests and the short-term and long-term goals of the Company.

Selection of Elements to Provide Competitive Levels of Compensation. The Compensation Committee generally attempts to provide the Company’s senior executive officers with a total compensation package that is competitive and reflective of the performance achieved by the Company compared to the performance achieved by the Company’s peers. The Compensation Committee has determined a competitive level of compensation for each executive officer based on information drawn from a variety of sources, including compensation surveys and proxy statements of other companies. The Compensation Committee engaged Pearl Meyer & Partners (“PM&P”) during 2013 to perform compensation consulting services for the Company.   During the periods covered by the Summary Compensation Table included in this proxy statement, the Compensation Committee attempted to set a total compensation package for each executive officer that is at the median of the total compensation package of officers in similar positions at companies in the peer group, while generally weighting a higher percentage of total compensation toward long-term incentive awards with time-based vesting features. Actual total compensation amounts could be above or below the median, depending on whether the Company performs well or poorly during the relevant year, through the use of performance-based restricted stock awards and performance-based cash bonus awards.

For 2013 performance-year compensation, the Company (i) paid annual cash bonuses in early 2014 based on 2013 performance, (ii) granted performance-based restricted stock in the beginning of 2013 pursuant to the PB Incentive Program, which is subject to forfeiture depending on the Company’s TSR performance during the year, and (iii) granted restricted stock in the first quarter of 2013 that is subject only to time-based vesting. The time-based restricted stock vests over a three-year period beginning in March 2015, while the actual number of shares awarded under the performance-based restricted stock grants were determined in February 2014 based on the Company’s 2013 TSR performance and will vest over a three-year period beginning in March 2015.

For 2013, the peer group companies used by PM&P were comprised of a combination of the Company’s direct competitors and other energy and energy services companies that experience similar market forces and are looked at similarly by the investment community. The list of peer group companies included (1) Helix Energy Solutions Group, Inc.; (2) Helmerich & Payne, Inc.; (3) Hercules Offshore, Inc.; (4) Key Energy Services, Inc.; (5) Lufkin Industries, Inc.; (6) Newpark Resources, Inc.; (7) Oil States International, Inc.; (8) Patterson-UTI Energy, Inc.; (9) Pioneer Energy Services Corp.; (10) RPC, Inc.; (11) Superior Energy Services, Inc.; (12) Team, Inc.; (13) Tesco Corp.; (14) TETRA Technologies, Inc.; and (15) Unit Corporation. Compensation norms for the group were adjusted for comparability of revenue size to the Company, and data is trended forward based on what PM&P believes is occurring with other companies. During February and March 2013, the Compensation Committee utilized peer group survey data from 2012 compensation as well as an internal compensation review by PM&P in establishing 2013 executive base salaries, the range for potential cash incentive bonuses, and aggregate long-term incentive plan payouts and equity awards. The Compensation Committee continued to weight compensation generally toward long-term incentives, particularly with respect to the CEO position, through the long-term incentive program which, as described, consists of restricted stock awards based upon Company and individual performance and PB incentive awards that pay out based upon relative TSR performance.

The employment agreements of our executive officers generally contain streamlined severance and non-competition provisions among our executive officers in three tiers:  Tier I includes the CEO position, Tier II includes executive officers holding the title of Senior Vice President (the CFO, the COO and the Senior Vice President - Region Operations), as well as Group Vice President - Permian Business Unit prior to his promotion to Senior Vice President in October 2013 and our Vice President – Pumping Services, and our Vice President - Human Resources in a third tier. Severance benefits are discussed below under “— Severance Benefits.”

Mix and Allocation of Compensation Components. As noted above, the salary for our named executive officers can represent 100% of compensation in any given year when incentives do not pay out or long-term incentive program awards are not made. The following target percentage mixes would apply to the typical approach in establishing the total compensation for the Company’s executive officers for 2013. However, for the incentive elements, both annual bonus and long-term incentives, the ultimate payout level is contingent upon company performance so that actual compensation outcomes will vary from these targeted levels. Also, it is important to note that the influences of the timing of awards, availability of stock, individual performance, Company financial performance and stock price performance following the end of the most recent fiscal year could significantly alter the grant date present value mix of compensation components as a percentage of total compensation:

Base Salaries. The Compensation Committee periodically reviews and establishes executive base salaries. Generally, base salaries are based on (1) the scope and complexity of the position held, (2) market survey data from comparable companies and (3) the incumbent’s competency level based on overall experience and past performance. In February 2013, our Compensation Committee, based on its discussion with its compensation consultant, approved increased base salaries for 2013 for each of our named executive officers.  In February 2014, our Compensation Committee, based on its discussion with its compensation consultant, also approved increased base salaries for 2014 for each of our named executive officers.

Quarterly Incentive Bonus Plans. The Company has maintained three individual Quarterly Incentive Bonus Plans for management and administrative personnel. These plans address (1) area-level personnel, (2) non-administrative region- and division-level personnel and (3) non-administrative corporate-level personnel, except for the CEO, CFO and COO. The Company also maintained an annual incentive bonus plan for executive officers. Employees participating under these plans were eligible for cash bonuses. Compensation potential and actual compensation received from all the plans are part of the cash compensation review process.

The purpose of the area, region, and division-level plans is to tie the compensation of the respective employees directly to the financial return on assets employed within their particular operations.

Messrs. Huseman,  Patterson and Krenek did not participate in any of the Quarterly Incentive Bonus Plans during 2013. Messrs. Newman, Dame and Tyner each participated in the corporate-level Quarterly Incentive Bonus Plans in 2013. All payments to Messrs. Newman, Dame and ~~Tyner~~    under such Quarterly Incentive Bonus Plans were deducted from the annual cash bonuses received by them in early 2014.

Annual Cash Bonuses (Non-Equity Incentive Plan Compensation). The purpose of annual cash bonuses under the 2003 Incentive Plan is to provide motivation toward, and reward the accomplishment of, corporate annual objectives and to provide a competitive compensation package that will attract, reward and retain individuals of the highest quality. The annual cash bonus awards to our named executive officers for 2013 paid in the first quarter of 2014 were paid as non-equity incentive plan compensation based upon the achievement of established corporate performance objectives.

The Compensation Committee annually establishes a set of metrics, which we refer to as our annual incentive compensation plan, for determining aggregate annual bonuses for our senior executive officers, including each of our named executive officers. The metrics for our annual incentive compensation plan for 2013 and 2014 are as follows (including relative weighting):

2013		2014
·	earnings per share (25%);	·	earnings per share (25%);
·	peer group prior 3-year average return on capital employed (25%);	·	peer group prior 3-year average return on capital employed (20%);
·	safety record (based on total reportable incident rates (TRIR)) (10%);	·	safety record (based on total reportable incident rates (TRIR)) (15%);
·	preventable motor vehicle accident rate (PMVAR) (10%);	·	preventable motor vehicle accident rate (PMVAR) (15%);
·	revenue growth (10%); and	·	revenue growth (5%); and
·	personal performance, based on board discretion (20%).	·	personal performance, based on board discretion (20%).

Target bonus award levels for the Company’s executive officers during 2013 were established by senior management working with the Compensation Committee. Target levels represent the award level attainable when the plans are performed fully to expectations or plan and individual performance is rated accordingly. Potential annual cash awards for 2013  for our CEO ranged from zero to 180% of base salary, with a target level of 90%. Potential annual cash awards for 2013 for our Tier II named executive officers (Messrs. Krenek, Newman and Dame) ranged from zero to 120% of base salary, with a target level of 60%. Potential annual cash awards for 2013 for our Tier III named executive officer (Mr. Tyner) ranged from zero to 100% of base salary, with a target level of 50%. Where applicable, payments made under our Quarterly Incentive Bonus Plan offset the annual cash bonus awards.

The earnings (loss) per share factor used by the Compensation Committee in 2013 had an actual result that was lower than the minimum earnings per share level, resulting in no bonus factor allocation for that metric (a loss of $0.70 compared to a target of $0.12). The actual result for three-year average ROCE was 1.5% compared to a 7.0% target and resulted in no bonus factor allocation for that metric. The total reportable incident rate was 2.37 compared to a target of 2.32, and the preventable motor vehicle accident rate was 1.63 compared to a target of 1.50. Revenue growth was $1,262,904 compared to a target of $1,351,981. Based on these 2013 Company performance factors together with personal performance evaluations, the Compensation Committee awarded cash bonuses to each of our officers, including payments to Messrs. Newman, Dame and Tyner under the Quarterly Incentive Bonus Plan during

2013. Payments under these metrics were not “qualified performance-based compensation” within the meaning of Section 162(m) of the Code. The established metrics for corporate performance objectives were not changed during 2013, but are discretionary insofar as they are subject to change at the Company’s discretion, including in the event of a material acquisition.

2013 Long-Term Incentive Program. During 2013, the Compensation Committee continued the engagement of PM&P to assist it in implementing a long-term incentive program for performance year 2013 pursuant to the 2003 Incentive Plan, including the development of performance measures to determine ultimate payouts.

For 2013, the Compensation Committee and the Board continued the use of a long-term incentive program consisting of the following equity awards:

Restricted Stock Awards		2013 PB Incentive Program Stock Awards
(Discretionary Awards)		(Performance-based Incentive Awards)
·	Granted in March 2013 and subject only to time-based vesting	·	Share targets established in March 2013 and subject to being “earned” based on the Company’s TSR ranking during the 2013 fiscal year compared to that of the PB Peer Group
·	Vest in equal increments in March 2015, 2016 and 2017	·	“Earned” shares determined and granted in 2014
		·	Vest in equal increments in March 2015, 2016 and 2017

The Compensation Committee utilized a TSR performance metric and the one-year performance period in connection with the 2013 PB Incentive Program, based on the Company’s historical performance and a desire to focus management on more current metrics relative to its peers during 2013. The 2013 PB Incentive Program is designed to motivate management to assist the Company in achieving a high level of long-term performance and is intended to link this portion of executive compensation to long-term stockholder value. The Compensation Committee generally attempts to provide the Company’s executive officers with a total compensation package that is competitive and reflective of the performance achieved by the Company compared to its peers, as well as weighted toward long-term equity awards. Aggregate stock or option holdings of the executive officer have no bearing on the size of a performance award.

Historically, the Compensation Committee has used grants of restricted stock that are subject only to time-based vesting to supplement the PB Incentive Program. During March 2013, the Compensation Committee determined that (i) grants of restricted stock would constitute approximately one half of long-term incentive compensation, with potential awards under the PB Incentive Program comprising the other half, and (ii) such grants of restricted stock would be made in March of the relevant performance year, with the three-year vesting period to commence in the second year following the year of grant. In March 2013, the Compensation Committee granted 2013 restricted stock awards that vest over a three-year period beginning March 2015. The Compensation Committee believes that granting 2013 restricted stock awards in the first quarter of the relevant performance year simplifies the timing of, as well as eliminates the “scorecard” approach for, such grants.

Consistent with historical practice, the Compensation Committee set the target, minimum and maximum number of restricted shares to award under the PB Incentive Program and determined the number of time-based restricted shares to award based on the closing sales price of the shares on the last trading day of the most recently completed fiscal year. The closing price of our common stock on December 31, 2013 was $15.78 per share. Given the volatility of our stock price and the general volatility of stock prices of companies in the oil and gas services sector and oil and gas industry in general, we intend in the future to use the average closing sales price during the last 20 trading days of the most recently completed fiscal year in order to determine the number of shares to issue for long-term equity incentive compensation. We believe that basing targeted potential equity compensation on an average trading price over a longer period as of the end of the prior fiscal year mitigates the potential impact of stock price volatility on any one trading day. Additionally, while short-term fluctuations in our stock price may positively or negatively affect the equity compensation of our executive officers at the date of grant, we believe that the vesting period of these awards reduces, if not eliminates, any short-term impact (including the deemed grant date fair value) due to the fact that the full value of our equity awards is not realized until four years following the grant.

As noted above, in March 2013, the Compensation Committee recommended, and the Board approved, the 2013 PB Incentive Program for executive officers and certain middle management personnel (a total of 24 participants for awards issued for performance year 2013). Under this plan, target, maximum and minimum award amounts are established for each participant during the 2013 performance year, and such participant may “earn” restricted stock at the end of the one-year performance period based on the Company’s performance over such one-year period. The performance measure is based on the Company’s ranking in TSR relative to that of companies in its selected PB Peer Group, subject to forfeiture or a negative adjustment of 100% if the Company ranks the worst or second worst out of the companies in the PB Peer Group. Shares that are determined to be “earned” in early 2014 remain subject to time-based vesting in one-third increments in each of the subsequent three years. The combination of the performance period and the vesting schedule results in the awards being realized by the executive officer over a period of 4 years from the initial date of the establishment of target, maximum and minimum award amounts.

Achievement of the maximum goals requires superior performance of the executive officers and the Company relative to the companies in the PB Peer Group, and the relative difficulty of achieving this performance may be affected by certain risk factors outside the control of the Company and the executive officers, including risk factors disclosed in the Company’s Form 10-K and other periodic filings. Target award levels for performance year 2013 were set for each participant based on a multiple of the recommended annual base salary of each executive officer.

For awards for performance year 2013, the PB Peer Group consisted of each of the following companies: (1) C&J Energy Services, Inc.; (2) Forbes Energy Services Ltd.; (3) Hercules Offshore Inc.; (4) Key Energy Services, Inc.; (5) Natural Gas Services Group, Inc.; (6) Oil States International, Inc.; (7) Patterson-UTI Energy Inc.; (8) Pioneer Energy Services Corp.; (9) Superior Energy Services, Inc.; (10) Team Inc.; (11) Tesco Corp.; (12) Tetra Technologies, Inc.; and (13) Forum Energy Technologies, Inc. The total maximum number of shares for all participants for the 2013 PB Incentive Program awards (150% of target) was 520,628 shares, of which 283,602 were determined in February 2014 to be “earned” shares that remain subject to time-based vesting in equal increments over a three-year period.

LTIP Payout Grids – Percentage of Equity Compensation

that may be Retained Based on Relative Total Stockholder Return

PES	TISI	FET	HERO	CJES	KEG	SPN	BAS	PTEN	FES	OIS	TTI	NGS	TESO
5.56%	6.95%	9.32%	11.30%	11.75%	12.65%	23.91%	33.41%	36.40%	37.11%	46.32%	66.19%	72.07%	75.27%

The awards under the 2013 PB Incentive Program, including performance-based awards, do not comply with the provisions of Internal Revenue Code Section 162(m).

Compensation for our Named Executive Officers. The 2013 and current 2014 salaries of our named executive officers were established by the entire Board of Directors at the recommendation of the Compensation Committee. The basis for selecting the severance benefits of each of the named executive officers as of December 31, 2013 is discussed below under “— Severance Benefits.”

CEO Compensation. A separate process of evaluating our CEO’s performance was conducted for purposes of determining his annual cash bonus for the 2013 fiscal year. In establishing Mr. Huseman’s annual cash bonus, the Compensation Committee’s considerations included: (1) earnings per share; (2) three-year average return on capital employed compared to our peer group; (3) our safety record based on total reportable incident rates; (4) our preventable motor vehicle accident rate; (5) our revenue growth; and (6) Mr. Huseman’s personal performance, including Mr. Huseman’s individual goals for fiscal 2013. Pursuant to the terms of his employment agreement, Mr. Huseman received a bonus of $272,000 on September 30, 2013, which was based on his annual target bonus factor and prorated for his service through the date of his retirement. Similar considerations were used for Mr. Patterson following his appointment as our President and CEO effective upon Mr. Huseman’s retirement. Mr. Patterson received a bonus for

2013 performance of $218,000, which was formulated based on a proration of his target bonus for his time as our COO through September 30, 2013 and his target bonus for his time as our CEO through the end of 2013.

Compensation of Other Named Executive Officers. The Compensation Committee reviewed the recommendations of the CEO regarding 2013 bonuses and awards. The Compensation Committee’s considerations included the same general Company performance-based factors as well as the individual performance of each of the officers. The other named executive officers were granted an annual cash bonus for 2013 performance as follows: (1) Mr. Krenek —  $141,000; (2) Mr. Newman —  $132,000;  (3) Mr. Dame —  $104,000; and (4)  Mr. Tyner —  $83,000, with such amounts being inclusive of any payments pursuant to the Quarterly Incentive Bonus Plans.

During 2013, the Compensation Committee elected to use two types of restricted stock awards (performance-based under the PB Incentive Program and time-based) as the primary component of long-term compensation for our executive officers. We believe that restricted stock awards more closely align the interests of management with the interests of our other stockholders by facilitating long-term share ownership by management. Finally, we undertake to provide a compensation package to our executive officers that is competitive with our peers, and the use of restricted stock as long-term incentive compensation has increased among our peer group compared to prior years.

Options. While options are available under the 2003 Incentive Plan, the Company has not awarded options in the past three years.  Options granted pursuant to the 2003 Incentive Plan may be either incentive options qualifying for beneficial tax treatment for the recipient as “incentive stock options” under Section 422 of the Code or non-qualified options. No person may be issued incentive stock options that first become exercisable in any calendar year with respect to shares having an aggregate fair market value, at the date of grant, in excess of $100,000. No incentive stock option may be granted to a person if at the time such option is granted the person owns stock representing more than 10% of the total combined voting power of all classes of the Company’s stock or any of its subsidiaries as defined in Section 424 of the Code, unless at the time incentive stock options are granted the purchase price for the option shares is at least 110% of the fair market value of the option shares on the date of grant and the incentive stock options are not exercisable after five years from the date of grant.

Section 162(m). The 2003 Incentive Plan permits the payment of qualified performance-based compensation within the meaning of Section 162(m) of the Code, which generally limits the deduction that the Company may take for compensation paid in excess of $1,000,000 to certain of the Company’s “covered officers” in any one calendar year unless the compensation is “qualified performance-based compensation” within the meaning of Section 162(m) of the Code. Prior stockholder approval of the 2003 Incentive Plan (assuming no further material modifications of the plan) will satisfy the stockholder approval requirements of Section 162(m) for the transition period beginning with the Company’s initial public offering in December 2005 and ending not later than the Company’s annual meeting of stockholders in 2023. While the Compensation Committee reserves the right to grant ad hoc or special awards at any time that are subject to the limits of deductibility, as noted above certain performance-based awards under the 2003 Incentive Plan (both time-based awards and awards under the 2013 PB Incentive Program) are also not administered consistent with the requirements of 162(m) for performance-based compensation.

Perquisites. The Company provides limited perquisites to its senior executive officers. Perquisites may include vehicle allowances, club memberships and long-term disability insurance. During 2013, those perquisites were provided to senior management based on individual employment agreements. Each category of perquisites and amounts are set forth in the footnotes to the Summary Compensation Table below under “Executive Compensation Matters.”

Severance Benefits. Pursuant to our employment agreements with each of the named executive officers, the named executive officers are entitled to severance payments in the event the executive officer is terminated at any time by us without “Cause” as defined in the agreements or the executive officer terminates his employment for “Good Reason” or retirement. In addition, each of the named executive officers is entitled to severance payments in the event of a change in control if the executive officer’s employment is terminated for certain reasons within the six months preceding or the twelve months following a change in control of our company.

The severance payments outside a change in control are based on a multiple (for Mr. Patterson — 2.0 times; for Messrs. Krenek, Newman and Dame — 1.5 times; and for Mr. Tyner — 0.75 times) of the sum of the executive officer’s base salary plus his current annual incentive target bonus for the full year in which the termination of employment occurred. See “Executive Compensation Matters—Summary Compensation Table” for disclosure of the severance payments received by Mr. Huseman in connection with his retirement on September 30, 2013, which were based on a multiple of 3.0 times pursuant to his employment agreement.

The severance payments associated with a change in control are based on a multiple (for Mr. Huseman and Mr. Patterson — 3.0 times; for Messrs. Krenek, Newman and Dame — 2.0 times; and for Mr. Tyner — 1.0 times) of the sum of the executive officer’s base salary plus the higher of (i) his current annual incentive target bonus for the full year in which the termination of employment occurred or (ii) the highest annual incentive bonus received by him for any of the last three fiscal years.

The employment agreements for Messrs. Krenek and Tyner were initially effective through December 31, 2007, while the employment agreements for Messrs. Patterson and Newman were initially effective through December 31, 2009.  Mr Dame’s is effective through December 31, 2014. Each officer’s agreement automatically renews for subsequent one-year periods unless notice of termination is properly given by us or the executive officer. In the event that the employment agreement of Messrs. Patterson, Krenek, Newman, Dame or Tyner is not renewed by us and a new employment agreement has not been entered into, the executive officer will be entitled to the same severance benefits described above. We believe this severance requirement is reasonable and not uncommon for persons in the offices and rendering the level of services performed by these individuals.

We selected higher multiples for terminations associated with a change in control to provide additional reasonable protections and benefits to the executive officers in such event, while basing these change-in-control termination payments on a “double trigger” requiring additional reasons such as Good Reason, retirement or the executive officer being terminated without Cause. We believe that providing higher multiples for change-in-control terminations for up to a one-year period after a change in control will provide for their commitment to the Company or its potential acquirer through a change-in-control event, providing a continuity of leadership and preserving the stockholders’ interests before and after a transaction.

The employment agreements for Messrs. Patterson, Krenek,  Newman and Dame also provide for , and Mr, Huseman’s employment agreement previously provided for, gross up payments to the extent Section 280G of the Internal Revenue Code would apply to such payments as excess “parachute” payments. The employment agreement for our other named executive officer does not contain these provisions.

For information regarding the change-in-control benefits to our named executive officers based on a hypothetical termination date of December 31, 2013, see “Executive Compensation Matters — Potential Payments upon Termination or Change in Control.”

Board Process. The Compensation Committee of the Board of Directors reviews all compensation and awards to executive officers. The Compensation Committee on its own, based on input from the Nominating and Governance Committee and discussions with other persons and advisors as it deems appropriate, reviews the performance and compensation of the CEO and approves his level of compensation. For the other executive officers, the Compensation Committee receives recommendations from the CEO. These recommendations are generally approved with minor adjustments. The Compensation Committee grants options and restricted stock, generally based on recommendations from the CEO, pursuant to its authority under the Compensation Committee Charter and the Company’s 2003 Incentive Plan.

Compensation of Directors. The Compensation Committee is also responsible for determining the annual retainer, meeting fees, stock options and other benefits for members of the Board of Directors. The Compensation Committee’s objective with respect to director compensation is to provide compensation incentives that attract and retain individuals of outstanding ability.

Directors who are Company employees do not receive a retainer or fees for service on the board or any committees. The Company pays non-employee members of the board for their service as directors. Directors who are not employees received in 2013:

Annual director fee:	$35,000; for 2013, our Chairman received an additional $30,000
Committee Chairmen annual fees:
Audit Committee	$15,000
Compensation Committee	$10,000
Nominating and Corporate Governance Committee	$10,000
Meeting fees:	$2,000 per Board or Committee meeting attended, whether in person or telephonic.
Equity-based compensation:
Upon election

37,500 restricted shares of the Company’s common stock at the market price on the date of grant that vest ratably over three years. This policy remains subject to change whenever applicable for future directors based on the stock price at such time.

Annual awards

In March 2013, each non-employee director was granted 5,000 shares of restricted stock that vest ratably in three equal increments on March 15, 2014, 2015 and 2016.  Our Chairman was granted an additional 2,000 shares of restricted stock that vest ratably over the same period as the standard non-employee director award.

Directors are also reimbursed for reasonable out-of-pocket expenses incurred in attending meetings of the board or committees and for other reasonable expenses related to the performance of their duties as directors. Director compensation in effect for 2013 was based in part on a review and recommendations by PM&P.

For the 2014 fiscal year, the Compensation Committee and the Board approved a dollar value-based approach to share compensation for director restricted stock awards to be issued in March 2015, rather than the historical approach of awarding a fixed number of shares, in part to reduce the impact of the Company’s stock price volatility on overall director compensation.

Compensation Consultant Disclosures

The Compensation Committee regularly reviews the services provided by its outside consultants and believes that PM&P is independent in providing executive compensation consulting services to the Company.  In making this determination, the Compensation Committee took into account the following matters during fiscal 2013:

•

PM&P did not provide any services to the Company or management other than services requested by or with the approval of the Compensation Committee, and its services were limited to executive compensation consulting. Specifically, PM&P does not provide, directly or indirectly through affiliates, any non-executive compensation services, including pension consulting or human resource outsourcing;

•	The fees paid by the Company to PM&P were less than 1% of PM&P’s total revenue;
•	PM&P maintains a conflicts policy with specific policies and procedures designed to ensure independence;
•	None of the PM&P consultants working on compensation matters for the Company had any business or personal relationship with any members of the Compensation Committee;
•	None of the PM&P consultants had any business or personal relationship with any executive officer of the Company; and
•	None of the PM&P consultants working on compensation matters for the Company directly owns any common stock of the Company.

The Compensation Committee continues to monitor the independence of PM&P on a periodic basis.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the above Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

This report of the Compensation Committee shall not be deemed “soliciting material,” or to be “filed” with the Securities and Exchange Commission or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”), except to the extent that the Company specifically requests that the information be treated as soliciting material or specifically incorporates it by reference into a document filed under the Securities Act of 1933 (the “Securities Act”) or the Exchange Act.

William E. Chiles, Chairman
James S. D’Agostino, Jr.
Antonio O. Garza, Jr.

EXECUTIVE COMPENSATION MATTERS

Summary Compensation Table

The following information relates to compensation paid by the Company for fiscal 2013, 2012 and 2011 to the Company’s Chief Executive Officer who resigned in September 2013, its current Chief Executive Officer, its Chief Financial Officer and each of the other three most highly compensated executive officers in fiscal 2013, 2012 and 2011:

							Change in
							Pension
							Value and
						Non-Equity	Nonqualified
						Incentive	Deferred
				Stock	Option	Plan	Compensation	All Other
Name and		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Principal Position	Year	($)(2)	($)	($)(3)	($)(3)	($)(4)	($)	($)(5)	($)
Kenneth V. Huseman (1)	2013	$577,162	$-	$861,000	$-	$272,141	$-	$4,214,572	$5,924,875
Former President and	2012	$700,300	$-	$2,170,462	$-	$279,117	$-	$18,846	$3,168,725
Chief Executive Officer	2011	$694,231	$-	$2,906,710	$-	$470,000	$-	$11,000	$4,081,941

T.M. “Roe” Patterson	2013	$526,354	$-	$1,289,096	$-	$217,681	$-	$11,400	$2,044,531
President and Chief	2012	$433,377	$-	$1,083,516	$-	$146,512	$-	$11,891	$1,675,296
Executive Officer	2011	$341,346	$-	$810,061	$-	$350,000	$-	$11,150	$1,512,557

Alan Krenek	2013	$396,354	$-	$921,251	$-	$141,000	$-	$11,400	$1,470,005
Senior Vice President,	2012	$373,377	$-	$787,658	$-	$124,932	$-	$19,040	$1,305,007
Chief Financial Officer,	2011	$348,077	$-	$1,024,614	$-	$196,000	$-	$11,000	$1,579,691
Treasurer and Secretary

James F. Newman	2013	$369,846	$-	$537,746	$-	$132,164	$-	$12,957	$1,052,713
Senior Vice President,	2012	$333,077	$-	$606,345	$-	$112,880	$-	$7,441	$1,059,743
Region Operations	2011	$248,461	$-	$611,020	$-	$163,000	$-	$4,663	$1,027,144

William T. Dame	2013	$292,892	$-	$459,418	$-	$104,000	$-	$10,605	$866,915
Vice President,	2012	$285,350	$-	$479,977	$-	$129,340	$-	$12,353	$907,020
Pumping Services	2011	$185,054	$-	$232,373	$-	$125,000	$-	$11,000	$553,427

James E. Tyner	2013	$285,585	$-	$469,385	$-	$83,000	$-	$11,904	$849,874
Vice President,	2012	$257,608	$-	$499,221	$-	$69,245	$-	$14,247	$840,321
Human Resources	2011	$223,654	$-	$446,874	$-	$135,000	$-	$11,000	$816,528

________________

(1)	Resigned as President and Chief Executive Officer on September 30, 2013.
(2)	Under the terms of their employment agreements, Messrs. Huseman, Patterson, Krenek, Newman, Dame ~~and Tyner~~ are entitled to the compensation described under “Employment Agreements” below.
(3)

This column represents the total grant date fair value of restricted stock awards granted to each of the applicable named executive officers. The fair value of restricted stock awards was calculated based upon the closing market price of the Company’s common stock on the grant date. The actual value that an executive officer will realize upon vesting of restricted stock awards will depend on the market price of the Company’s stock on the vesting date, so there is no assurance that the value realized by an executive officer will be at or near the value of the market price of the Company’s stock on the grant date. There were no option awards granted in 2013, 2012 or 2011.

(4)

Reflects aggregate bonus payments made utilizing metrics under our annual incentive compensation plan and division-level Quarterly Incentive Bonus Plan. Messrs. Huseman and Krenek do not participate in the Quarterly Incentive Bonus Plan and received only an annual cash bonus for 2013, 2012 and 2011 performance that was paid in early 2014, 2013 and  2012, respectively. Mr. Patterson participated in the Quarterly Incentive Bonus Plan in 2011 (until his appointment to COO in April 2011) and received an annual cash bonus for 2013, 2012 and 2011 performance that was paid in early 2014, 2013 and 2012, respectively. Mr. Patterson’s total cash bonus for 2011 paid in 2012 reflected a proportional payment under the Quarterly Incentive Bonus Plan as well as an annual cash bonus for 2011 performance. Messrs. Newman, ~~Dame~~ and Tyner each participated in the Quarterly Incentive Bonus Plan in 2013, 2012 and 2011 and received an annual cash bonus for 2013, 2012 and 2011 performance that was paid in early 2014, 2013 and 2012, respectively.

(5)

Employer contributions to the Executive Deferred Compensation Plan were suspended during 2010 but were reinstated in 2011. Includes employer contributions to Executive Deferred Compensation Plan as follows for 2013, 2012 and 2011, respectively: for Mr. Huseman, $10,200, $17,646 and $9,800; for Mr. Patterson, $10,200, $10,691 and $9,800; for Mr. Krenek, $10,200, $17,840 and $9,800; for Mr. Newman, $11,757, $6,241 and $3,238; for Mr. Dame, $9,405, $11,153 and $9,200; and for Mr. ~~Tyner~~, $~~10,704~~, $13~~,047~~ and $8,422. Includes vehicle allowance of $735 for 2013, $7,629 for 2012 and $7,915 for 2011 for Mr. Patterson, $8,834 for 2013, $7,916 for 2012 and $7,625 for 2011 for Mr. Newman and $16,686 for 2013, $21,723 for 2012 and $23,249 for 2011 for Mr. Dame. Includes cell phone allowance as follows for 2013, 2012 and 2011, respectively: for  Mr. Huseman, $900, $1,200 and $1,200; for Mr. Patterson, $1,200, $1,200 and $1,200; for Mr. Krenek, $1,200, $1,200 and $1,200; for Mr. Newman, $1,200, $1,200 and $1,200; for Mr. Dame, $1,200, $1,200 and $1,200; and for Mr. ~~Tyner,~~ $1,200, $1,200 and $1,200~~.~~   For 2013, all other compensation for Mr. Huseman also includes payments made in connection with his retirement for (a) severance - $4,189,500, and (b) COBRA continuation - $13,972, but excludes $4,746,734 of value related to the acceleration of unvested restricted stock.  For additional information related to Mr. Huseman’s retirement-based compensation, see the table below under “Potential Payments upon Termination or Change in Control -- Post-employment Payments at September 30, 2013 -- Kenneth V. Huseman.”

Grants of Plan-Based Awards

The following table sets forth information concerning grants of awards to each of our named executive officers under our 2003 Incentive Plan during fiscal 2013.

Grants of Plan-Based Awards — 2013

)

								All Other
		Estimated Future Payouts			Estimated Future Payouts			Stock	All Other
		Under Non-Equity Incentive			Under Equity Incentive			Awards:	Option Awards:
		Plan Awards			Plan Awards			Number of	Number of	Exercise or
								Shares of	Securities	Base Price	Grant Date
								Stock or	Underlying	of Option	Fair Value
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	of Stock and
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	Option Awards
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)

Kenneth V. Huseman	03/12/13 (1)	$-	$-	$-	-	60,000	-	-	-	$-	$861,000
	03/12/13 (2)	$-	$-	$-	-	80,521	120,782	-	-	$-	$-
	03/12/13 (3)	$-	$661,500	$1,323,000	-	-	-	-	-	$-	$-
T.M. “Roe” Patterson	03/12/13 (1)	$-	$-	$-	-	40,000	-	-	-	$-	$574,000
	03/12/13 (2)	$-	$-	$-	-	44,698	67,047	-	-	$-	$452,500
	03/12/13 (3)	$-	$585,000	$1,170,000	-	-	-	-	-	$-	$-
Alan Krenek	03/12/13 (1)	$-	$-	$-	-	30,000	-	-	-	$-	$430,500
	03/12/13 (2)	$-	$-	$-	-	30,675	46,013	-	-	$-	$271,500
	03/12/13 (3)	$-	$240,000	$480,000	-	-	-	-	-	$-	$-
James F. Newman	03/12/13 (1)	$-	$-	$-	-	15,000	-	-	-	$-	$215,250
	03/12/13 (2)	$-	$-	$-	-	20,158	30,237	-	-	$-	$181,000
	03/12/13 (3)	$-	$240,000	$480,000	-	-	-	-	-	$-	$-
William T. Dame	03/12/13 (1)	$-	$-	$-	-	14,000	-	-	-	$-	$200,900
	03/12/13 (2)	$-	$-	$-	-	16,159	24,239	-	-	$-	$162,900
	03/12/13 (3)	$-	$177,000	$354,000	-	-	-	-	-	$-	$-
James E. Tyner	03/12/13 (1)	$-	$-	$-	-	15,000	-	-	-	$-	$215,250
	03/12/13 (2)	$-	$-	$-	-	15,885	23,828	-	-	$-	$162,900
	03/12/13 (3)	$-	$145,000	$290,000	-	-	-	-	-	$-	$-

______________

(1)

Shares of restricted stock were granted by our Compensation Committee to certain of our employees, including our named executive officers, on March 12,  2013. The shares of restricted stock vest in one-third increments on each of March 15, 2015, 2016 and 2017. The shares of restricted stock were granted pursuant to our 2003 Incentive Plan.

(2)

Performance-based stock awards approved by our Compensation Committee to certain members of management, including our named executive officers, on March 12,  2013. The performance-based awards consist of shares to be earned based upon the Company’s ranking in total shareholder return over the performance period, which is the one-year calculation period starting on the 20th NYSE trading day prior to and including the last NYSE trading day of 2012 and ending on the last NYSE trading day of 2013, as compared to other member of a defined peer group. The number of shares to be issued could have ranged from 0% to 150% of the target number of shares depending on the performance metrics noted above. 106.3% of the target shares set forth for each named executive officer was earned and issued in February 2014. These shares will vest in one-third increments on each of March 15, 2015,  2016 and 2017.

(3)

Cash incentive bonuses are determined by our Compensation Committee utilizing a set of metrics along with board discretion. Performance targets were communicated to the named executive officers and other members of management that participate in the bonus March 2013 and March 2014. Potential annual cash awards for our CEO ranged from zero to 180% of base salary, with a target level of 90%. Potential annual cash awards for our Tier II named executive officers (Messrs. Krenek, Newman, and Dame) ranged from zero to 120% of base salary, with a target level of 60%. Potential annual cash awards for our Tier III named executive officer (Mr.  ~~Tyner~~) ranged from zero to 100% of base salary, with a target level of 50%. These bonuses for 2013 performance were paid in February 2014. All of our executive officers, including our named executive officers, received cash bonuses within their respective established ranges~~.~~

Employment Agreements

Pursuant to our employment agreement with Kenneth V. Huseman, our former President and Chief Executive Officer, Mr. Huseman’s initial annual base salary was set at $400,000 and was subject to adjustment at least annually. Mr. Huseman was entitled to an annual performance bonus if certain performance criteria were met. In addition, Mr. Huseman was eligible from time to time to receive grants of stock options and other long-term equity incentive compensation under our equity compensation plan. If Mr. Huseman’s employment was terminated for certain reasons, including retirement, he was entitled to a lump sum severance payment equal to three times the sum of his annual base salary plus his current annual incentive target bonus for the full year in which the termination of employment occurred. Additionally, if Mr. Huseman’s employment was terminated for certain reasons within the six months preceding or the twelve months following a change in control of our company, he was entitled to a lump sum severance payment equal to three times the sum of his annual base salary plus the higher of (i) his current annual incentive target bonus for the full year in which the termination of employment occurred or (ii) the highest annual incentive bonus received by him for any of the last three fiscal years. Mr. Huseman’s employment agreement was renewable automatically each January 1 for a one-year period unless notice of termination was properly given by us or Mr. Huseman. In the event that Mr. Huseman’s employment agreement was not renewed by us for any reason other than cause and a new employment agreement was not entered into prior to the expiration of the then-current term, Mr. Huseman would have been entitled to the same severance benefits described above.  On September 30, 2013, Mr. Huseman retired from his position as President and Chief Executive Officer.

Pursuant to our employment agreement with Thomas Monroe Patterson, our President and Chief Executive Officer, Mr. Patterson’s initial annual base salary was set at $650,000 and is subject to adjustment at least annually. Mr. Patterson is entitled to an annual performance bonus if certain performance criteria are met. In addition, Mr. Patterson is eligible from time to time to receive grants of stock options and other long-term equity incentive compensation under our equity compensation plan. If Mr. Patterson’s employment were to be terminated for certain reasons, he would be entitled to a lump sum severance payment equal to two times the sum of his annual base salary plus his current annual incentive target bonus for the full year in which the termination of employment occurred. Additionally, if Mr. Patterson’s employment were to be terminated for certain reasons within the six months preceding or the twelve months following a change in control of our company, he would be entitled to a lump sum severance payment equal to three times the sum of his annual base salary plus the higher of (i) his current annual incentive target bonus for the full year in which the termination of employment occurred or (ii) the highest annual incentive bonus received by him for any of the last three fiscal years. Mr. Patterson’s employment agreement renews automatically each January 1 for a one-year period unless notice of termination is properly given by us or Mr. Patterson. In the event that Mr. Patterson’s employment agreement is not renewed by us for any reason other than cause and a new employment agreement has not been entered into prior to the expiration of the then-current term, Mr. Patterson will be entitled to the same severance benefits described above.

We have also entered into employment agreements with Alan Krenek, our Senior Vice President, Chief Financial Officer, Treasurer and Secretary, James F. Newman, our Senior Vice President — Region Operations and William T. Dame, our Vice President — Pumping Services. Pursuant to their agreements, Messrs. Krenek, Newman and Dame were given initial annual base salaries of $240,000, $400,000,  and $295,000 respectively which are subject to adjustment at least annually. Each of Messrs. Krenek, Newman and Dame is also entitled to an annual performance bonus if certain performance criteria are met. In addition, each of Messrs. Krenek, Newman and Dame is eligible from time to time to receive grants of stock options and other long-term equity incentive compensation under our equity compensation plan. If the employment of any of these officers were to be terminated for certain reasons, he would be entitled to a lump sum severance payment equal to 1.5 times the sum of his annual base salary plus his current annual incentive target bonus for the full year in which the termination of employment occurred. Additionally, if the employment of any of these officers were to be terminated for certain reasons within the six months preceding or the twelve months following a change in control of our company, he would be entitled to a lump sum severance payment equal to two times the sum of his annual base salary plus the higher of (i) his current annual incentive target bonus for the full year in which the termination of employment occurred or (ii) the highest annual incentive bonus received by him for any of the last three fiscal years. Each of these employment agreements renews automatically each January 1 for a one-year period unless notice of termination is properly given by us or the officer. In the event that any of these employment agreements is not renewed by us for any reason other than cause and a new employment agreement has not been entered into prior to the expiration of the then-current term, the officer will be entitled to the same severance benefits described above.

The employment agreements for Messrs. Patterson, Krenek, Newman and Dame also provide for gross up payments to the extent Section 280G of the Internal Revenue Code would apply to such payments as excess “parachute” payments. The employment agreement for Mr. ~~Tyner~~ does not contain these provisions.

We have also entered into an employment agreement with ~~James E~~.  ~~Tyner~~, our Vice President — ~~Human Resources~~. Pursuant to his agreement, Mr. ~~Tyner~~ was entitled to an initial annual base salary of $140,000, which is subject to adjustment at least annually. Mr. ~~Tyner~~ is also entitled to an annual performance bonus if certain performance criteria are met. In addition, Mr. ~~Tyner~~ is eligible from time to time to receive grants of stock options and other long-term equity incentive compensation under our equity incentive plan. If Mr. ~~Tyner~~’s employment were to be terminated for certain reasons, he would be entitled to a lump sum severance payment equal to 0.75 times the sum of his annual base salary plus his current annual incentive target bonus for the full year in which the termination of employment occurred. Additionally, if Mr. ~~Tyner~~’s employment were to be terminated for certain reasons within the six months preceding or the twelve months following a change in control of our company, he would be entitled to a lump sum severance payment equal to 1.0 times the sum of his annual base salary plus the higher of (i) his current annual incentive target bonus for the full year in which the termination of employment occurred or (ii) the highest annual incentive bonus received by him for any of the last three fiscal years. Mr. ~~Tyner~~’s employment agreement renews automatically each January 1 for a one-year period unless notice of termination is properly given by us or Mr. ~~Tyner~~. In the event that within the six months preceding or the twelve months following a change in control of our company, Mr. ~~Tyner~~’s employment agreement is not renewed by us for any reason other than cause and a new employment agreement has not been entered into prior to the expiration of the then-current term, Mr. ~~Tyner~~ will be entitled to the change in control severance benefits described above.

As consideration for our entering into the above employment agreements, each of Messrs. Huseman, Patterson, Krenek, Newman, Dame and ~~Tyner~~ has agreed in his employment agreement that, for a period of six months following the termination of his employment by us without cause or by him for good reason, and for a period of two years following the termination of his employment for retirement or any other reason, he will not, among other things, engage in any business competitive with ours, render services to any entity that is competitive with us or solicit business from certain of our customers or potential customers. These non-competition restrictions will not apply in the event that such termination is within twelve months of a change in control of our company. Additionally, each officer has agreed not to solicit any of our employees to terminate, reduce or otherwise adversely affect his or her employment with us for a period of six months following the termination of his employment by us without cause or by him for good reason, and for a period of two years from such officer’s termination of employment for retirement or any other reason.

Our Compensation Committee reviews and discusses periodically with a compensation consultant the salary and wage levels of our officers and employees, including our named executive officers. In March 2013, our Compensation Committee, based on its discussion with its compensation consultant, increased 2013 base salaries for each of our named executive officers as follows: Mr. Huseman — $735,000; Mr. Patterson — $510,000;  Mr. Krenek — $400,000; Mr. Newman — $368,000; Mr. Dame — $295,000; and Mr. Tyner — $ 290,000.  In connection with their respective promotions to President and Chief Executive Officer and Senior Vice President, Region Operations in 2013, the base salaries for Messrs. Patterson and Newman were increased to $650,000 and $400,000, respectively.  In February 2014, our Compensation Committee, based on its discussion with its compensation consultant, increased 2014 base salaries from 2013 levels for each of our named executive officers as follows: Mr. Patterson — $700,000; Mr. Krenek — $415,000; Mr. Newman — $415,000; Mr. Dame — $340,000; and Mr. Tyner — $310,000.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning unexercised stock options and unvested restricted stock of each of our named executive officers as of December 31, 2013:

Option Awards						Stock Awards

									Equity Incentive
	Number of	Number of	Equity			Number of		Equity Incentive	Plan Awards:
	Securities	Securities	Incentive Plan			Shares		Plan Awards:	Market or Payout
	Underlying	Underlying	Awards: Number of			or Units of	Market Value of	Number of Unearned	Value of Unearned
	Unexercised	Unexercised	Securities Underlying	Option		Stock That	Shares or Units of	Shares, Units or	Shares, Units or
	Options	Options	Unexercised	Exercise	Option	Have Not	Stock That	Other Rights that	Other Rights That
	(#)	(#)	Unearned Options	Price	Expiration	Vested	Have Not Vested	Have Not Vested	Have Not Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Kenneth V. Huseman
3/15/2006	60,000	-	-	$26.84	3/31/2014	-	$-	-	$-
3/15/2007	60,000	-	-	$22.66	3/31/2014	-	$-	-	$-
3/13/2009(1)	-	-	-	$-	-	12,347	$194,836	-	$-
3/09/2010(2)	-	-	-	$-	-	41,250	$650,925	-	$-
3/09/2010(1)	-	-	-	$-	-	27,500	$433,950	-	$-
3/10/2011(1)	-	-	-	$-	-	31,434	$496,029	-	$-
3/10/2011(2)	-	-	-	$-	-	31,432	$495,997	-	$-
3/08/2012(2)	-	-	-	$-	-	45,874	$723,892	-	$-
3/08/2012(3)	-	-	-	$-	-	44,416	$700,884	-	$-
3/08/2012(3)	-	-	-	$-	-	10,970	$173,107	-	$-
3/12/2013(4)	-	-	-	$-	-	60,000	$861,000	-	$-

T.M. “Roe” Patterson
3/15/2006	15,000	-	-	$26.84	3/14/2016	-	$-	-	$-
3/15/2007	5,000	-	-	$22.66	3/15/2017	-	$-	-	$-
3/13/2009(1)	-	-	-	$-	-	4,390	$69,274	-	$-
3/09/2010(2)	-	-	-	$-	-	10,500	$165,690	-	$-
3/09/2010(1)	-	-	-	$-	-	6,416	$101,244	-	$-
3/10/2011(1)	-	-	-	$-	-	9,045	$142,730	-	$-
3/10/2011(2)	-	-	-	$-	-	8,269	$130,485	-	$-
3/08/2012(2)	-	-	-	$-	-	19,519	$308,010	-	$-
3/08/2012(3)	-	-	-	$-	-	25,000	$394,500	-	$-
3/08/2012(3)	-	-	-	$-	-	5,516	$87,042	-	$-
3/12/2013(4)	-	-	-	$-	-	40,000	$574,000	-	$-
3/12/2013(4)	-	-	-	$-	-	47,514	$681,826	-	$-

Alan Krenek
3/15/2006	25,000	-	-	$26.84	3/14/2016	-	$-	-	$-
3/15/2007	15,000	-	-	$22.66	3/15/2017	-	$-	-	$-
3/13/2009(1)	-	-	-	$-	-	6,585	$103,911	-	$-
3/09/2010(2)	-	-	-	$-	-	16,000	$252,480	-	$-
3/09/2010(1)	-	-	-	$-	-	10,000	$157,800	-	$-
3/10/2011(1)	-	-	-	$-	-	11,430	$180,365	-	$-
3/10/2011(2)	-	-	-	$-	-	10,477	$165,327	-	$-
3/08/2012(2)	-	-	-	$-	-	16,235	$256,188	-	$-
3/08/2012(3)	-	-	-	$-	-	15,000	$236,700	-	$-
3/08/2012(3)	-	-	-	$-	-	4,114	$64,919	-	$-
3/12/2013(4)	-	-	-	$-	-	30,000	$430,500	-	$-
3/12/2013(4)	-	-	-	$-	-	32,608	$467,925	-	$-

James F. Newman
3/13/2009(1)	-	-	-	$-	-	2,743	$43,285	-	$-
3/09/2010(2)	-	-	-	$-	-	4,750	$74,955	-	$-
3/09/2010(1)	-	-	-	$-	-	4,375	$69,038	-	$-
3/10/2011(1)	-	-	-	$-	-	6,751	$106,531	-	$-
3/10/2011(2)	-	-	-	$-	-	6,361	$100,377	-	$-
3/08/2012(2)	-	-	-	$-	-	13,868	$218,837	-	$-
3/08/2012(3)	-	-	-	$-	-	10,000	$157,800	-	$-
3/08/2012(3)	-	-	-	$-	-	2,664	$42,038	-	$-
3/12/2013(4)	-	-	-	$-	-	15,000	$215,250	-	$-
3/12/2013(4)	-	-	-	$-	-	21,428	$307,492	-	$-

0

Option Awards						Stock Awards

									Equity Incentive
	Number of	Number of	Equity			Number of		Equity Incentive	Plan Awards:
	Securities	Securities	Incentive Plan			Shares		Plan Awards:	Market or Payout
	Underlying	Underlying	Awards: Number of			or Units of	Market Value of	Number of Unearned	Value of Unearned
	Unexercised	Unexercised	Securities Underlying	Option		Stock That	Shares or Units of	Shares, Units or	Shares, Units or
	Options	Options	Unexercised	Exercise	Option	Have Not	Stock That	Other Rights that	Other Rights That
	(#)	(#)	Unearned Options	Price	Expiration	Vested	Have Not Vested	Have Not Vested	Have Not Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

William T. Dame
3/15/2006	10,000	-	-	$26.84	3/14/2016	-	$-	-	$-
3/13/2009(1)	-	-	-	$-	-	2,195	$34,637	-	$-
3/09/2010(2)	-	-	-	$-	-	3,000	$47,340	-	$-
3/09/2010(1)	-	-	-	$-	-	3,300	$52,074	-	$-
3/10/2011(1)	-	-	-	$-	-	1,917	$30,250	-	$-
3/10/2011(2)	-	-	-	$-	-	3,186	$50,275	-	$-
3/08/2012(2)	-	-	-	$-	-	6,946	$109,608	-	$-
3/08/2012(3)	-	-	-	$-	-	10,000	$157,800	-	$-
3/08/2012(3)	-	-	-	$-	-	2,194	$34,621	-	$-
3/12/2013(4)	-	-	-	$-	-	14,000	$200,900	-	$-
3/12/2013(4)	-	-	-	$-	-	17,177	$246,490	-	$-

James E. Tyner
3/15/2006	15,000	-	-	$26.84	3/14/2016	-	$-	-	$-
3/13/2009(1)	-	-	-	$-	-	2,195	$34,637	-	$-
3/09/2010(2)	-	-	-	$-	-	4,250	$67,065	-	$-
3/09/2010(1)	-	-	-	$-	-	4,116	$64,950	-	$-
3/10/2011(1)	-	-	-	$-	-	4,705	$74,245	-	$-
3/10/2011(2)	-	-	-	$-	-	5,051	$79,705	-	$-
3/08/2012(2)	-	-	-	$-	-	11,012	$173,769	-	$-
3/08/2012(3)	-	-	-	$-	-	9,000	$142,020	-	$-
3/08/2012(3)	-	-	-	$-	-	8,249	$130,169	-	$-
3/12/2013(4)	-	-	-	$-	-	15,000	$215,250	-	$-
3/12/2013(4)	-	-	-	$-	-	16,886	$242,314	-	$-

(1)	The remaining unvested shares of restricted stock vested on March 15, 2014.
(2)	One half of the unvested shares of restricted stock vested on March 15, 2014. The remainder will vest on March 15, 2015.
(3)	One third of the unvested shares of restricted stock vested on March 15, 2014. The remainder will vest in equal increments on March 15, 2015 and 2016.
(4)	The unvested shares of restricted stock will vest in equal increments on March 15, 2015, 2016 and 2017.

Option Exercises and Stock Vested

The following table sets forth information concerning exercises of stock options and vesting of restricted stock of each of our named executive officers during fiscal 2013:

Option Exercises and Stock Vested — 2013

0

	Option Awards		Stock Awards

	Number of Shares	Value	Number of Shares	Value
	Acquired on Exercise	Realized on Exercise	Acquired on Vesting	Realized on Vesting
Name	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)

Kenneth V. Huseman	-	$-	150,059	$2,303,406
T.M. “Roe” Patterson	-	$-	44,672	$685,715
Alan Krenek	54,750	$460,175	57,998	$890,269
James F. Newman	-	$-	27,561	$423,061
William T. Dame	-	$-	16,541	$253,904
James Tyner	-	$-	24,225	$371,854

Nonqualified Deferred Compensation Plans

The following table sets forth information concerning the nonqualified deferred compensation of our named executive officers during fiscal 2013:

Nonqualified Deferred Compensation — 2013

)

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings in	Withdrawals/	Balance at
	in Last FY	in Last FY	Last FY	Distributions	Last FY
Name	($)	($)	($)	($)	($)
(a)	(b)(1)	(c)(2)	(d)	(e)	(f)(3)

Kenneth V. Huseman	$65,922	$10,200	$93,419	$-	$897,680
T.M. “Roe” Patterson	$27,818	$10,200	$21,391	$-	$256,189
Alan Krenek	$29,814	$10,200	$110,373	$-	$610,418
James F. Newman	$42,044	$11,757	$71,803	$-	$351,737
William T. Dame	$13,959	$9,405	$23,307	$-	$278,426
James Tyner	$106,253	$10,704	$94,651	$-	$703,114

__________________

(1)	Executive contributions during 2013 are included in the executive’s salary and bonus amounts, as applicable, as reported in the Summary Compensation Table.
(2)	Registrant contributions during 2013 are included in all other compensation in the Summary Compensation Table.
(3)	All amounts were previously reported as compensation in the Summary Compensation Tables for previous years.

Each of our named executive officers is permitted to participate in our Executive Deferred Compensation Plan. An executive officer permitted to participate in this plan may defer a portion of his compensation, up to a maximum of 50% of his annual salary and 100% of his annual cash bonus, into his plan account. We make an annual matching contribution to each participating executive’s plan account, with the Company matching 100% of the first 3% of the executive’s salary that is deferred, and 50% of the next 2% of the executive’s salary that is deferred, up to a plan-year maximum of $10,200. We may also make discretionary contributions into an executive officer’s plan account from time to time as we deem appropriate. Subject to certain exceptions, our matching and discretionary contributions vest in one-fourth increments determined by the executive’s years of service, with vesting beginning after two years of service, and full vesting occurring after five years of service. Each executive officer is always fully vested in his own contributions to his plan account. Earnings on an executive officer’s plan account for any given year are dependent upon the investment options chosen by the executive officer for such plan account. Generally, participants under this plan may elect when and how distributions of vested amounts in a plan account will be made, including whether such distributions are in annual installments or a lump sum. However, certain key employees, including our named executive officers, may not receive distributions before a date six months after the date their employment with us is terminated for any reason other than death or disability.

Potential Payments upon Termination or Change in Control

Each of our named executive officers is party to an employment agreement as described above. Pursuant to these agreements, these officers are entitled to certain severance benefits. In addition, the grant agreements relating to our executive officers’ stock option and restricted stock awards provide for accelerated vesting under certain circumstances. Except with respect to Mr. Huseman, the tables below quantify amounts that would have been paid assuming the following events took place on December 31, 2013.  With respect to Mr. Huseman, the table below quantifies amounts paid in connection with his retirement as an executive officer as of September 30, 2013, the applicable triggering event:

Post-employment Payments at September  30,  2013 — Kenneth V. Huseman

0

							CIC with
							Termination
				Termination	Termination	Change in	for Good
				by Company	by Executive	Control	Reason or
	Voluntary		Termination	Except for	for Good	without	Without
	Termination	Retirement(1)	for Cause(2)	Cause	Reason(3)	Termination(4)	Cause	Death	Disability

Compensation
Severance(5)	$-	$4,189,500	$-	$-	$-	$-	$-	$-	$-
Bonus(6)	$-	$272,141	$-	$-	$-	$-	$-	$-	$-
Long-Term Incentive(7):
Acceleration of Unvested	$-	$-	$-	$-	$-	$-	$-	$-	$-
Stock Options
Acceleration of Unvested	$-	$4,746,734	$-	$-	$-	$-	$-	$-	$-
Restricted Stock
Benefits and Perquisites(8):
Employer Contributions to	$-	N/A	$-	-	$-	$-	$-	$-	$-
Executive Deferred
Compensation Plan
COBRA Continuation	N/A	$13,972	N/A	$-	$-	N/A	$-	$-	$-
280G Tax Gross-up	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Total	$-	$9,222,347	$-	$-	$-	$-	$-	$-	$-

Potential Post-employment Payments as of December 31, 2013 — T.M. “Roe” Patterson

0

							CIC with
							Termination
				Termination	Termination	Change in	for Good
				by Company	by Executive	Control	Reason or
	Voluntary		Termination	Except for	for Good	without	Without
	Termination	Retirement(1)	for Cause(2)	Cause	Reason(3)	Termination(4)	Cause	Death	Disability

Compensation
Severance(5)	$-	$2,470,000	$-	$2,470,000	$2,470,000	$-	$3,705,000	$-	$-
Bonus(6)	$-	$585,000	$-	$585,000	$585,000	$-	$585,000	$585,000	$585,000
Long-Term Incentive(7):
Acceleration of Unvested	$-	$-	$-	$-	$-	$-	$-	$-	$-
Stock Options
Acceleration of Unvested	$-	$2,735,510	$-	$2,735,510	$2,735,510	$-	$3,088,162	$2,735,510	$2,735,510
Restricted Stock
Benefits and Perquisites(8):
Employer Contributions to	$-	N/A	$-	$-	$-	$-	$-	$-	$-
Executive Deferred
Compensation Plan
COBRA Continuation	N/A	$18,629	N/A	$18,629	$18,629	N/A	$18,629	$-	$-
280G Tax Gross-up	N/A	N/A	N/A	N/A	N/A	N/A	$2,310,442	N/A	N/A
Total	$-	$5,809,139	$-	$5,809,139	$5,809,139	$-	$9,707,233	$3,320,510	$3,320,510

Potential Post-employment Payments as of December 31,  2013 — Alan Krenek

0

							CIC with
							Termination
				Termination	Termination	Change in	for Good
				by Company	by Executive	Control	Reason or
	Voluntary		Termination	Except for	for Good	without	Without
	Termination	Retirement(1)	for Cause(2)	Cause	Reason(3)	Termination(4)	Cause	Death	Disability

Compensation
Severance(5)	$-	$960,000	$-	$960,000	$960,000	$-	$1,280,000	$-	$-
Bonus(6)	$-	$240,000	$-	$240,000	$240,000	$-	$240,000	$240,000	$240,000
Long-Term Incentive(7):
Acceleration of Unvested	$-	$-	$-	$-	$-	$-	$-	$-	$-
Stock Options
Acceleration of Unvested	$-	$2,375,142	$-	$2,375,142	$2,375,142	$-	$2,617,160	$2,375,142	$2,375,142
Restricted Stock
Benefits and Perquisites(8):
Employer Contributions to	$-	$-	$-	$-	$-	$-	$-	$-	$-
Executive Deferred
Compensation Plan
COBRA Continuation	N/A	$12,556	N/A	$12,556	$12,556	N/A	$12,556	$-	$-
280G Tax Gross-up	N/A	N/A	N/A	N/A	N/A	N/A	$-	N/A	N/A
Total	$-	$3,587,698	$-	$3,587,698	$3,587,698	$-	$4,149,716	$2,615,142	$2,615,142

Potential Post-employment Payments as of December 31, 2013 — James F. Newman

0

							CIC with
							Termination
				Termination	Termination	Change in	for Good
				by Company	by Executive	Control	Reason or
	Voluntary		Termination	Except for	for Good	without	Without
	Termination	Retirement(1)	for Cause(2)	Cause	Reason(3)	Termination(4)	Cause	Death	Disability

Compensation
Severance(5)	$-	$960,000	$-	$960,000	$960,000	$-	$1,280,000	$-	$-
Bonus(6)	$-	$240,000	$-	$240,000	$240,000	$-	$240,000	$240,000	$240,000
Long-Term Incentive(7):
Acceleration of Unvested	$-	$-	$-	$-	$-	$-	$-	$-	$-
Stock Options
Acceleration of Unvested	$-	$1,495,834	$-	$1,495,834	$1,495,834	$-	$1,654,880	$1,495,834	$1,495,834
Restricted Stock
Benefits and Perquisites(8):
Employer Contributions to	$-	$-	$-	$-	$-	$-	$-	$-	$-
Executive Deferred
Compensation Plan
COBRA Continuation	N/A	$17,769	N/A	$17,769	$17,769	N/A	$17,769	$-	$-
280G Tax Gross-up	N/A	N/A	N/A	N/A	N/A	N/A	$810,638	N/A	N/A
Total	$-	$2,713,603	$-	$2,713,603	$2,713,603	$-	$4,003,287	$1,735,834	$1,735,834

Potential Post-employment Payments as of December 31, 2013 — William T. Dame

0

							CIC with
							Termination
				Termination	Termination	Change in	for Good
				by Company	by Executive	Control	Reason or
	Voluntary		Termination	Except for	for Good	without	Without
	Termination	Retirement(1)	for Cause(2)	Cause	Reason(3)	Termination(4)	Cause	Death	Disability

Compensation
Severance(5)	$-	$708,000	$-	$708,000	$708,000	$-	$944,000	$-	$-
Bonus(6)	$-	$177,000	$-	$177,000	$177,000	$-	$177,000	$177,000	$177,000
Long-Term Incentive(7):
Acceleration of Unvested	$-	$-	$-	$-	$-	$-	$-	$-	$-
Stock Options
Acceleration of Unvested	$-	$1,098,067	$-	$1,098,067	$1,098,067	$-	$1,225,569	$1,098,067	$1,098,067
Restricted Stock
Benefits and Perquisites(8):
Employer Contributions to	$-	$-	$-	$-	$-	$-	$-	$-	$-
Executive Deferred
Compensation Plan
COBRA Continuation	N/A	$12,556	N/A	$12,556	$12,556	N/A	$12,556	$-	$-
280G Tax Gross-up	N/A	N/A	N/A	N/A	N/A	N/A	$523,581	N/A	N/A
Total	$-	$1,995,623	$-	$1,995,623	$1,995,623	$-	$2,882,706	$1,275,067	$1,275,067

Potential Post-employment Payments as of December 31, 2013 — James E. Tyner

							Termination by	Termination by	Change in	CIC with Termination
	Voluntary				Termination		Company Except	Executive for	Control without	for Good Reason or
	Termination		Retirement(1)		for Cause(2)		for Cause	Good Reason(3)	Termination(4)	Without Cause	Death		Disability

Compensation
Severance(5)		$-		$326,250		$-	$326,250	$326,250	$-	$435,000		$-		$-
Bonus(6)		$-		$145,000		$-	$145,000	$145,000	$-	$145,000		$145,000		$145,000
Long-Term Incentive(7):
Acceleration of Unvested		$-		$-		$-	-	$-	$-	$-		$-		$-
Stock Options
Acceleration of Unvested		$-		$1,253,926		$-	$1,253,926	$1,253,926	$-	$1,379,267		$1,253,926		$1,253,926
Restricted Stock
Benefits and Perquisites(8):
Employer Contributions to		$-		$-		$-	-	$-	$-	$-		$-		$-
Executive Deferred
Compensation Plan
COBRA Continuation	$	N/A		$12,556	$	N/A	$12,556	$12,556	$ N/A	$12,556		$-		$-
280G Tax Gross-up	$	N/A	$	N/A	$	N/A	$ N/A	$ N/A	$ N/A	$ N/A	$	N/A	$	N/A
Total		$-		$1,737,732		$-	$1,737,732	$1,737,732	$-	$1,971,823		$1,398,926		$1,398,926

0

(1)

Retirement. “Retirement” is defined for purposes of each of our current executive officer’s employment agreement, as such executive’s voluntary termination of his employment after attaining age 65 and accruing ten years of service with us. For purposes of the acceleration of unvested stock options, “Retirement” means the voluntary termination of his employment by an executive officer after he has attained the age of 65. Mr. Huseman’s employment agreement provided that “Retirement” occurred in connection with a voluntary termination after attaining age 60 and accruing five years of service with us.

(2)

Cause. Under each executive officer’s employment agreement, the definition of “Cause” includes, among other things, conviction of the executive officer of a crime involving moral turpitude or a felony, commission by the executive officer of fraud upon, or misappropriation of funds of, the Company, knowing engagement by the executive officer in any activity in direct competition with the Company, and a material breach by the executive officer of such employment agreement. For purposes of the acceleration of unvested stock options, “Cause” has the same meaning as it has for purposes of the 2003 Incentive Plan. For purposes of the acceleration of unvested restricted stock, “Cause” has the same meaning as it has for purposes of the executive officer’s employment agreement.

(3)

Good Reason. Under each executive officer’s employment agreement, the definition of “Good Reason” includes, among other things, a reduction in the executive officer’s base salary or bonus opportunity, a relocation of more than fifty miles of the executive officer’s principal office, a substantial and adverse change in the executive officer’s duties, control, authority, status or position, the failure of the Company to continue in effect any pension plan, life insurance plan, health-and-accident plan, retirement plan, disability plan, stock option plan, deferred compensation plan or executive incentive compensation plan under which the executive officer was receiving material benefits, or the Company’s material reduction of the executive officer’s benefits under any such plan, and any material breach by the Company of any other material provision of such employment agreement. Prior to terminating his employment for Good Reason, the executive officer must comply with the notice provisions of his employment agreement. For purposes of the acceleration of unvested stock options, “Good Reason” has the same meaning as it has for purposes of the 2003 Incentive Plan, except that any reduction in the executive officer’s salary, bonus opportunity or benefit must follow a change in control. For purposes of the acceleration of unvested restricted stock, “Good Reason” has the same meaning as it has for purposes of the executive officer’s employment agreement.

(4)

Change in Control. Under each executive officer’s employment agreement, the definition of “Change in Control” (or “CIC”) includes, subject to certain exceptions, (i) acquisition by any individual, entity or group of beneficial ownership of 50% or more of either the then-outstanding shares of common stock of the Company or the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors, (ii) approval by the stockholders of the Company of a merger, unless immediately following such merger, substantially all of the holders of the Company’s securities immediately prior to the merger beneficially own more than 50% of the common stock of the corporation resulting from such merger, and (iii) the sale or other disposition of all or substantially all of the assets of the Company. For purposes of the acceleration of unvested stock options, “Change in Control” has the same meaning as it has for purposes of the 2003 Incentive Plan. For purposes of the acceleration of unvested restricted stock, “Change in Control” has the same meaning as it has for purposes of the executive officer’s employment agreement. For purposes of the executive deferred compensation plan, “Change in Control” means, subject to certain exceptions, (i) the acquisition by any person other than DLJ Merchant Banking and its affiliates of 40% or more of the combined voting power of the Company’s securities, (ii) the directors serving on the Company’s Board of Directors at the time the plan was adopted ceasing to constitute a majority of the Company’s Board of Directors, or (iii) the liquidation or dissolution of, or the sale of substantially all of the assets of, the Company.

(5)	Severance.

Termination except for Cause or termination of his own employment for Good Reason or Retirement
Each executive officer would be entitled to a lump sum severance payment equal to a multiple of the sum of his base salary plus his current annual incentive target bonus for the full year in which the termination of employment occurred. For Mr. Huseman, the multiple was three, for Mr. Patterson the multiple is two, for Messrs. Krenek, Newman and Dame, the multiple is 1.50, and for Mr. Tyner, the multiple is 0.75. During 2013, the annual incentive target bonus for our named executive officers utilized was 90% for Messrs. Huseman and Patterson, 60% for Messrs. Krenek, Newman  and Dame, and 50% for Mr. Tyner, in each case of their annual salary as of the end of the fiscal year. We paid annual cash incentive bonuses to our named executive officers of between approximately 29% and 51% of their annual salaries as of the end of the fiscal year.

Termination except for Cause, or termination of his own employment for Good Reason or Retirement, within the six months preceding or the twelve months following a Change in Control
Each executive officer would be entitled to a lump sum severance payment equal to a multiple of the sum of his base salary plus the higher of (i) his current annual incentive target bonus for the full year in which the termination of employment occurred or (ii) the highest annual incentive bonus received by him for any of the last three fiscal years. For Mr. Huseman and Mr. Patterson, the multiple is three, for Messrs.Krenek, Newman and Dame, the multiple is two, and for Mr. Tyner, the multiple is one.

(6)

Bonus. In addition to severance payments, the named executive officers are entitled to a pro rata portion of their estimated bonus upon certain events of termination. The above tables reflect the annual incentive target bonus for the named executive officers for 2013.

(7)	Long-Term Incentive.

Stock Options
In the event of a termination of the executive by the Company for Cause or voluntary termination by the executive (other than for Retirement), all vested and unvested stock options expire on the termination date. In the event of Retirement, all unvested stock options expire on the termination date and all vested options expire six months after the termination date. In the event of death or disability, all unvested stock options expire on the termination date and all vested options expire one year after the termination date. In the event of any other involuntary or voluntary termination, all unvested stock options expire on the termination date and all vested options expire 90 days after the termination date. If the executive’s employment is terminated by the Company other than for Cause or terminated by the executive for Good Reason, in either case within two years after a Change in Control, all unvested stock options will immediately vest pursuant to the terms of the grant agreement and the 2003 Incentive Plan.

Restricted Stock
All unvested shares of restricted stock will be forfeited by the executive officer if the executive officer’s employment is terminated by the Company for Cause or by the executive officer other than for Good Reason or as a result of a Change in Control. If the executive officer’s employment is terminated by the Company other than for Cause or terminated by the executive officer for Good Reason, in either case within two years after a Change in Control, all unvested shares of restricted stock will immediately vest pursuant to the terms of the grant agreement.

(8)	Other Benefits and Perquisites.

Employer Contributions to Executive Deferred Compensation Plan
Each executive officer will become fully vested in all unvested matching and discretionary contributions made by the Company into his plan account upon (i) obtaining the age of 65, (ii) his death or disability or (iii) a termination for any reason whatsoever within 24 months following a Change in Control. Otherwise, each executive officer will forfeit any unvested portion of his plan account upon a termination for any reason. Additionally, certain key employees, including the named executive officers, may not receive distributions before a date six months after the date they separate service from the Company for any reason other than death or disability.

 COBRA Continuation
In addition to the above cash benefits paid pursuant to each executive officer’s employment agreement, the Company will continue to provide the executive officer and his dependents with health benefits for up to 18 months.

280G Tax Gross-up
The employment agreements for Messrs. Huseman, Patterson, Krenek, Newman and Dame provide for gross up payments to the extent Section 280G of the Internal Revenue Code would apply to any payments as excess “parachute” payments. The employment agreement for Mr. Tyner does not contain this provision.

Any benefits payable as described above are payable in a cash lump sum not later than 60 calendar days following the termination date. The employment agreements of the named executive officers also contain certain non-competition and non-solicitation provisions. For additional information regarding these employment agreements, see “Executive Compensation Matters — Employment Agreements.”

Director Compensation

The following table sets forth information concerning the 2013 compensation of each of our directors other than Thomas M. Patterson, who is a named executive officer and receives no compensation for serving as a director:

Director Compensation — 2013

0

	Fees Earned or	Stock	Option	Non-Equity Incentive	Change in Pension Value	All Other
	Paid in Cash	Awards	Awards	Plan Compensation	and Nonqualified Deferred	Compensation	Total
Name	($)	($)	($)	($)	Compensation Earnings	($)	($)
(a)	(b)	(c) (1)	(d)	(e)	(f)	(g)	(h)

Steven A. Webster	$75,000	$100,450	$-	$-	$-	$-	$175,450
Sylvester P. Johnson, IV	$63,000	$71,750	$-	$-	$-	$-	$134,750
William E. Chiles	$75,000	$71,750	$-	$-	$-	$-	$146,750
Robert F. Fulton	$53,000	$71,750	$-	$-	$-	$-	$124,750
James S. D’Agostino, Jr.	$71,000	$71,750	$-	$-	$-	$-	$142,750
Thomas P. Moore, Jr.	$84,000	$71,750	$-	$-	$-	$-	$155,750
Antonio O. Garza, Jr.	$38,250	$71,750	$-	$-	$-	$-	$110,000
Kenneth V. Huseman	$10,750	$-	$-	$-	$-	$-	$10,750

(1)

This column represents the total grant date fair value of restricted stock awards granted to each of the applicable directors. The fair value of restricted stock awards was calculated based upon the closing market price of the Company’s common stock on the grant date. The actual value that a director will realize upon vesting of restricted stock awards will depend on the market price of the Company’s stock on the vesting date, so there is no assurance that the value realized by a director will be at or near the value of the market price of the Company’s stock on the grant date.

For additional information regarding fees earned for services as a director in 2013, including annual retainer fees, committee and chairmanship fees, and meeting fees, see “Board of Directors and Committees of the Board — Board of Directors — Compensation” and “Compensation Discussion and Analysis — Board Process — Compensation of Directors.”

Transactions with Related Persons, Promoters and Certain Control Persons

Transactions with Related Persons.  During 2013, there were no transactions with related persons that were required to be disclosed in this proxy statement, other than as set forth below.

During 2006, we entered into a lease agreement with Darle Vuelta Cattle Co., LLC, an affiliate of Mr. Huseman, our former chief executive officer and a current director, for approximately $69,000 per year. The initial term of the lease was five years, and the lease has been and will continue on a year-to-year basis unless terminated by either party. In December 2010, we entered into a lease agreement with Darle Vuelta Cattle Co., LLC for the right to operate a salt water disposal well, brine well and fresh water well. The initial term of the lease was two years, and the lease has been and will continue until the salt water disposal well and brine well are plugged and no fresh water is being sold. The lease payments are the greater of (i) the sum of $0.10 per barrel of disposed oil and gas waste and $0.05 per barrel of brine or fresh water sold or (ii) $5,000 per month. Each of these transactions with Darle Vuelta Cattle Co., LLC was reviewed and discussed by the Audit Committee and was authorized and approved by the Audit Committee pursuant to our “Policy and Procedures with Respect to Related Person Transactions.”

Basic entered into a joint venture agreement with a family member of an executive officer to form an entity in 2010. Basic held 80% of the equity in the joint venture, and accounted for the entity as a consolidated investment. In 2013 and 2012, Basic funded approximately $2.4 million and $4.5 million, respectively, for this joint venture. The entity had only research and development activities in 2013 and 2012. This joint venture agreement was terminated in November 2013, and Basic now owns 100% of the entity.

Review, Approval or Ratification of Transactions with Related Persons.  Pursuant to the charter of the Audit Committee, the Audit Committee is responsible for establishing procedures for the approval of all related party transactions between the Company and any officer or director that would potentially require disclosure. The Board of Directors has adopted a written policy regarding related party transactions that is to be administered by the Audit Committee. The policy applies generally to transactions, arrangements or relationships in which the Company was, is or will be a participant, in which the amount involved exceeds $60,000 and in which any related person had, has or will have a direct or indirect material interest. Related persons include, among others, directors and officers of the Company, beneficial owners of 5% or more of the Company’s voting securities, immediate family members of the foregoing persons, and any entity in which the foregoing persons are employed, are a principal or in which such person has more than a 10% beneficial ownership interest. The Company’s Chief Financial Officer is responsible for submitting related person transactions to the Audit Committee for approval by the committee at regularly scheduled meetings, or, if such approval is not practicable, to the Chairman of the Audit Committee for approval between such meetings. When considering related person transactions, the Audit Committee, or where submitted to the Chairman, the Chairman, will consider all of the relevant facts available, including, but not limited to: the benefits of the transaction to the Company; the impact on a director’s independence in the event the related person is a director; the availability of other sources for comparable products or services; the terms of the transaction; and the terms of comparable transactions available to unrelated third parties or to employees of the Company generally. The Company is not aware of any transaction that was required to be reported in its filings with the SEC where such policies and procedures either did not require review or were not followed.

Compensation Committee Interlocks and Insider Participation

Messrs. Chiles (Chairman), D’Agostino and Garza serve as the members of our Compensation Committee. The Board of Directors has determined that Messrs. Chiles, D’Agostino and Garza are independent directors (as defined by NYSE listing standards). None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our Board of Directors or Compensation Committee.

Leadership Structure of the Company’s Board of Directors

Mr. Webster is the Chairman of the Board.  The Chairman is not the principal executive officer of the Company.  The Board believes that the separation of the Chairman and the Chief Executive Officer functions in this structure is appropriate for oversight purposes on behalf of its investors and given that the Company’s common stock is publicly traded.

Board Role in Risk Oversight of the Company

The Board has delegated certain responsibilities to the Audit Committee under the Company’s Audit Committee Charter. These responsibilities include, among others: (i) meeting periodically with management and/or the Company’s Chief Financial Officer and Chief Accounting Officer to review and discuss (A) the Company’s major financial risk exposures and steps management has taken to monitor and control such exposures, including guidelines and policies with respect to risk management and risk assessment and (B) the effects of regulatory and accounting changes; (ii) reviewing and discussing with the Company’s independent auditor reports that the independent auditors are required to provide to the Audit Committee relating to significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements; (iii) discussing periodically with members of management, the Company’s internal auditors and the Company’s independent auditor the adequacy and effectiveness of the Company’s disclosure controls and procedures and internal control over financial reporting, any changes in internal controls, and any significant deficiencies or material weaknesses in the design or operation of internal controls; and (iv) establishing and maintaining whistleblower procedures for complaints received by the Company regarding accounting, internal accounting controls and auditing matters, and for the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters. In connection with these risk oversight matters, the Audit Committee also regularly reviews with management safety and litigation matters.

The Board receives regular reports from the Chairman of the Audit Committee regarding its activities and actions, as well as any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the auditors, and the performance of the internal audit function.

The Board does not have any separate risk committees. However, the Compensation Committee, in connection with setting 2013 and 2014 compensation, has considered whether its compensation policies and practices are reasonably likely to cause a material adverse effect on the Company. Risk oversight with respect to other Company matters, to the extent applicable, remains with the Board or the Company’s management.

AUDIT RELATED MATTERS

Audit Committee Report

The Audit Committee of the Board of Directors consists of three directors who are independent, as defined by the standards of the New York Stock Exchange and the rules of the Securities and Exchange Commission. Under the charter approved by the Board, the Audit Committee assists the Board in overseeing matters relating to the accounting and financial reporting practices of the Company, the adequacy of its internal controls and the quality and integrity of its financial statements and is responsible for selecting and retaining the independent auditors. The Company’s management is responsible for preparing the financial statements of the Company, and the independent auditors are responsible for auditing those financial statements. The Audit Committee’s role under the charter is to provide oversight of management’s responsibility. The Committee is not providing any expert or special assurance as to the Company’s financial statements or any professional certification as to the independent auditors’ work. The Committee met nine times during the year ended December 31, 2013.

The independent auditors provided the Committee a written statement describing all the relationships between the auditors and the Company that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.” The Committee also discussed with the auditors any relationships that may impact the independence of the auditors.

The Committee discussed and reviewed with the independent auditors all communications required to be discussed by standards of the Public Company Accounting Oversight Board, including those described in Statement of Auditing Standards No. 61, as amended, “Communication with Audit Committees.”

The Committee reviewed the Company’s audited financial statements as of and for the year ended December 31, 2013, and discussed them with management and the independent auditors. Based on such review and discussions, the Committee recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2013, for filing with the Securities and Exchange Commission.

This report of the Audit Committee shall not be deemed “soliciting material,” or to be “filed” with the Securities and Exchange Commission or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”), except to the extent that the Company specifically requests that the information be treated as soliciting material or specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Exchange Act.

Thomas P. Moore, Jr., Chairman

William E. Chiles

James S. D’Agostino, Jr.

Independent Auditor and Fees

KPMG LLP, a registered public accounting firm, audited the Company’s consolidated financial statements for fiscal 2013 and has advised the Company that it will have a representative available at the 2014 Annual Meeting to respond to appropriate questions. Such representative will be permitted to make a statement if he or she so desires.

KPMG LLP has billed the Company and its subsidiaries fees as set forth in the table below for (i) the audits of the Company’s 2013 and 2012 annual financial statements, reviews of quarterly financial statements, and review of the Company’s documents filed with the Securities and Exchange Commission, (ii) assurance and other services reasonably related to the audit or review of the Company’s financial statements, and (iii) services related to tax compliance.

0

		Audit-Related		All Other
	Audit Fees	Fees	Tax Fees(1)	Fees(2)
Fiscal 2013	$1,451,424	$-	$7,257	$15,000
Fiscal 2012	$1,449,974	$-	$173,500	$369,529

___________

(1)	“Tax Fees” are paid for professional services relating to tax compliance, planning and advice.
(2)	“All Other Fees” are fees paid for reviews performed in connection with the Company’s debt offering in 2012.

Audit Committee Pre-Approved Policies and Procedures

The Audit Committee of the Board of Directors has adopted policies regarding the pre-approval of auditor services. The Audit Committee historically approves at its May meeting all services provided by the independent public accountants. All additional services must be pre-approved on a case-by-case basis. The Audit Committee reviews the actual and budgeted fees for the independent public accountants at its first and fourth meetings. All of the services provided by KPMG LLP during fiscal 2013 were approved by the Audit Committee.

PROPOSAL 2:
ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

We are asking stockholders to approve, on a non-binding advisory basis, the Company’s compensation of its named executive officers as disclosed in this proxy statement. At our 2012 Annual Meeting of Stockholders, our Board recommended, and a majority of our stockholders approved, the voting on this advisory vote each year.  As described above in “Compensation Discussion and Analysis,” the Compensation Committee has structured our executive compensation program to achieve the following key objectives:

•	attract, reward and retain the highest quality executive officers;
•	recognize individual performance and the performance of the Company relative to the performance of other companies of comparable size, complexity and quality;
•	provide motivation toward, and reward the accomplishment of, corporate annual objectives;
•	align executive officers’ compensation to stockholder interests; and
•	align executive officers’ incentives with both the short-term and long-term goals of the Company.

We urge stockholders to read “Compensation Discussion and Analysis” beginning on page 15 of this proxy statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as “Executive Compensation Matters” and related compensation tables and narrative beginning on page 25, which provide detailed information on the compensation of our named executive officers. The Compensation Committee and the Board of Directors believe that the policies and procedures articulated in “Compensation Discussion and Analysis” are effective in achieving our goals and that the compensation of our named executive officers reported in this proxy statement has and will contribute to the Company’s recent and long-term success.

In accordance with Section 14A of the Exchange Act, and as a matter of good corporate governance, we are asking stockholders to approve the following resolution at the 2014 Annual Meeting of Stockholders:

RESOLVED, that the stockholders of Basic Energy Services, Inc. (the “Company”) approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers as disclosed in the Compensation Discussion and Analysis and Executive Compensation Matters sections and the related compensation tables, notes and narrative in the Proxy Statement for the Company’s 2014 Annual Meeting of Stockholders.

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the Board of Directors. Although non-binding, the Board and the Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program.

A majority of the votes cast is required to approve this proposal. Brokers do not have discretion to vote on this proposal without your instruction. If you do not instruct your broker how to vote on this proposal, your broker will deliver a non-vote on this proposal.

The Board of Directors unanimously recommends that you vote FOR this proposal.

PROPOSAL 3:
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

The Audit Committee has selected KPMG LLP as the Company’s independent auditor for fiscal year 2014, and the Board of Directors is asking stockholders to ratify that selection. Although current law, rules, and regulations, as well as the charter of the Audit Committee, require the Company’s independent auditor to be engaged, retained and supervised by the Audit Committee, the Board is submitting the selection of KPMG LLP for ratification by stockholders as a matter of good corporate practice. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

The affirmative vote of holders of a majority of the shares of common stock present or represented by proxy at the meeting and entitled to vote is required to approve the ratification of the selection of KPMG as the Company’s independent auditor for the current fiscal year.

The Board of Directors unanimously recommends that you vote FOR this proposal.

OTHER MATTERS

Management knows of no other business that will be presented to the meeting for a vote. If other matters properly come before the meeting, the persons named as proxies will vote on them in accordance with their best judgment.

The Company is soliciting proxies for the 2014 Annual Meeting and will bear the cost of solicitation. In addition to solicitation by mail, certain of the directors, officers or regular employees of the Company may, without extra compensation, solicit the return of proxies by telephone or electronic media. Arrangements will be made with brokerage houses, custodians and other fiduciaries to send proxy material to their principals, and the Company will reimburse these parties for any out-of-pocket expenses.

PROPOSALS OF STOCKHOLDERS FOR 2015 ANNUAL MEETING

The Company expects that its 2015 annual meeting of stockholders will be held in May 2015 consistent with prior annual meetings. Stockholders of record who intend to submit a proposal at the annual meeting of stockholders in 2015 must provide written notice to the Company in accordance with the Company’s Bylaws. Under the Company’s Bylaws, such notice must be received at the Company’s principal executive offices, addressed to the Secretary of the Company, not earlier than January 21, 2015 nor later than February 20, 2015, which are dates at least 90 days but not more than 120 days in advance of the first anniversary of the date of the Company’s 2014 Annual Meeting.

Stockholders who intend to submit a proposal at the annual meeting of stockholders in 2015 and desire that such proposal be included in the proxy materials for such meeting must follow the procedures prescribed in the Company’s Bylaws and Rule l4a-8 under the Securities Exchange Act of 1934, as amended. To be eligible for inclusion in the proxy materials, stockholder proposals must be received by the Secretary of the Company at the Company’s principal executive offices not earlier than January 21, 2015 nor later than February 20, 2015. Stockholders are also advised to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

 Based solely upon a review of reports on Forms 3 and 4 and amendments thereto furnished to the Company during fiscal 2013, reports on Form 5 and amendments thereto furnished to the Company with respect to fiscal 2013, and written representations from officers and directors that no Form 5 was required to be filed, except as set forth below, the Company believes that all filing requirements applicable to its officers, directors and beneficial owners of more than 10% of the common stock under Section 16(a) of the Securities Exchange Act of 1934, as amended, were complied with during fiscal 2013.  Mr. Rogers filed (i) a Form 4 on February 19, 2013 with respect to reportable transactions that occurred January 24, 2013 and February 14, 2013, (ii) a Form 4 on March 25, 2013 with respect to a reportable transaction that occurred on March 20, 2013 and (iii) a Form 4 on November 13, 2013 with respect to a reportable transaction that occurred on November 8, 2013. Messrs. Huseman, Patterson, Krenek, Newman, Tyner, Dame, Bissett and Poldrack each filed a Form 4 on March 25, 2013 with respect to a reportable transaction that occurred on March 20, 2013.

ADDITIONAL INFORMATION

We are required to provide an Annual Report to stockholders of the Company for the year ended December 31, 2013, including audited financial statements, to stockholders who receive this proxy statement. We will also provide copies of the Annual Report to brokers, dealers, banks, voting trustees and their nominees for the benefit of their beneficial owners of record. Additional copies of the Annual Report, along with copies of our Annual Report on Form 10-K for the year ended December 31, 2013 (without exhibits), are available free of charge to stockholders who forward a written request to: Secretary, Basic Energy Services, Inc., 801 Cherry Street, Suite 2100, Fort Worth, Texas 76102. You may also review the Company’s filings with the Securities and Exchange Commission by visiting our website at www.basicenergyservices.com.

The Securities and Exchange Commission has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. Some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that the broker will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker.

The Corporate Governance Guidelines, the Code of Ethics and the charters of the Audit Committee, the Nominating and Corporate Governance Committee and the Compensation Committee are also available on the Company’s website at www.basicenergyservices.com, and copies of these documents are available to stockholders, without charge, upon request.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01 James S. D'Agostino, Jr   02 Kenneth V. Huseman   03 Thomas P. Moore, Jr.

The Board of Directors recommends you vote FOR proposals 2 and 3.

NOTE: Such other business as may properly come before the meeting and at any adjournments or postponements thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted as to all shares of the undersigned FOR the election of each of the nominees listed in Proposal 1, FOR Proposals 2 and 3, and in the discretion of the proxies with respect to such other business as may properly come before the meeting and any adjournments or postponements thereof.This proxy is revocable. The undersigned hereby revokes any proxy or proxies to vote or act with respect to such shares heretofore given by the undersigned.

For address change/comments, mark here. (see reverse for instructions) ☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000210842_1 R1.0.0.51160

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, and Annual Report is/are available at www.proxyvote.com .

BASIC ENERGY SERVICES, INC.
Annual Meeting of Stockholders
May 21, 2014 10:00 AM
This proxy is solicited by the Board of Directors

The 2014 Annual Meeting of the Stockholders of Basic Energy Services, Inc. (the "Company") will be held on Wednesday, May 21, 2014 at 10:00 a.m. local time, at the Fort Worth Club, located at 306 W 7th Street, Fort Worth, Texas 76102. The undersigned, having received the notice and accompanying Proxy Statement for said meeting, hereby constitutes and appoints Thomas M. Patterson and Alan Krenek, or either of them, his/her true and lawful agents and proxies, with power of substitution and resubstitution in each, to represent and vote at the 2014 Annual Meeting scheduled to be held on May 21, 2014, or at any adjournment or postponement thereof, on all matters coming before said meeting, all shares of Common Stock of the Company which the undersigned may be entitled to vote. The above proxies are hereby instructed to vote as shown on the reverse side of this card.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000210842_2 R1.0.0.51160